EXHIBIT 10.1

Execution Copy

CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION OF THIS EXHIBIT AND HAS BEEN IDENTIFIED WITH THE SYMBOL "***," HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

January 16, 2008

For the attention of:

Mr. Brent Cook, CEO

Mr. Marty Petersen, CFO

Raser Technologies, Inc.

5152 North Edgewood Drive

Provo, Utah 84604

Re: Commitment to Finance Raser's 10.5 MW Truckee Geothermal Project and Terms of Merrill Lynch's Right to Finance Raser's Geothermal Development Program

Dear Messrs Cook and Petersen:

Effective as of the date noted above (the "Effective Date"), this letter (together with the Annexes hereto, the "Commitment Letter"): (1) sets forth the terms and conditions upon which the parties have agreed that Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more affiliates of Merrill Lynch & Co., Inc. (collectively, "Merrill Lynch") has the right to finance the development of certain geothermal projects by Raser Technologies, Inc. ("Raser") or its affiliates (the "Geothermal Program"); and (2) constitutes a commitment by Merrill Lynch (the "Truckee Commitment") subject to the satisfaction of the conditions precedent set forth in Paragraph 3 hereof, to provide, or arrange the provision of (a) up to $44.0 million for the debt financing, comprised of approximately $38.4 million in senior secured financing (the "Senior Secured Financing") and an approximately $5.4 million letter of credit in favor of Pacific Gas and Electric Company (the "Letter of Credit Financing") and (b) $157,641 for the tax equity transaction, to be effected by Merrill Lynch's acquisition of Class A Units in Truckee Geothermal No. 1 SV-01, LLC, a Delaware limited liability company, or other special purpose Delaware limited liability company indirectly wholly owned by Raser ("Truckee"), for the construction, by and through Truckee, of a 10.5 MW net nameplate capacity geothermal energy project in Nye County, Nevada (the "Project") (such tax equity transaction, the "Tax Equity Transaction" and together with the Senior Secured Financing and the Letter of Credit Financing, the "Truckee Transaction"). An index of defined terms is attached hereto as Annex 1. The terms of the Truckee Transaction are set forth in this Commitment Letter and in the Transaction Overview attached hereto as Annex 2 (the "Transaction Overview"). Raser agrees to, and to cause its affiliates to, assist and cooperate with Merrill Lynch, as and when reasonably requested by Merrill Lynch after closing of the Truckee Transaction, to obtain a Standard & Poors and/or Moody's rating of the Senior Secured Financing, should Merrill Lynch decide to apply for such a rating.

  Financing of Geothermal Development Program

    Right to Finance and Right of First Refusal.

      Geothermal Projects Subject to the Right to Finance and the Right of First Refusal. During the next 48 months, Raser or its affiliates intend to develop and/or own, in whole or part, geothermal energy projects with an aggregate net nameplate capacity of at least 155 MWs, each of which project is expected to be owned by a separate, single purpose project company. Pursuant to the terms of this Commitment Letter, Raser hereby grants to Merrill Lynch: (A) the exclusive right to provide, or arrange for the provision of, all Project Financings for the first 100 MWs of such geothermal projects, other than Class I Excluded Financings and Class II Excluded Financings (such right to provide or arrange referred to as the "Right to Finance" and such projects, which shall include the Project, referred to as the "RF Projects"), and (B) a right of first refusal to provide, or arrange for the provision of, all Project Financings for the next 55 MWs of such geothermal projects, other than Class I Excluded Financings and Class II Excluded Financings (such right of first refusal referred to as the "ROFR" and such projects referred to as the "ROFR Projects"). The RF Projects and the ROFR Projects, collectively are referred to herein as the "Geothermal Project(s)." The term "Project Financing" means a construction, revolving, working capital, term or other debt financing, tax equity structured arrangement (including the sale of membership interests to tax equity investors and other transactions involving tax structuring for a geothermal project and/or preferred or other structured financing for a geothermal project, in each case regardless of how the project financing is structured and including any such financing being consummated within the context of a broader transaction (such as an acquisition, joint venture, partnership or other arrangement); provided that the term "Project Financing," when used herein without qualification, is not limited to financings provided or arranged by Merrill Lynch or those subject to the Right to Finance or ROFR.

      Financing of Similar Projects. Subject to the terms and conditions set forth herein, Merrill Lynch will provide, or arrange for the provision of, a Financing Commitment for the Project Financings of the RF Projects that are substantially similar to the Project ("Similar Projects"). The terms and conditions of any such Financing Commitment by Merrill Lynch for Similar Projects will be substantially similar to those applicable to the Truckee Transaction, adjusted to account for (A) changes in United States financial, banking or capital markets since the Effective Date, (B) changes to the business, condition (financial or otherwise), operations, performance, assets or prospects of Raser and its affiliates since the Effective Date, (C) the status and performance of other geothermal projects constructed, owned, operated or managed by Raser in whole or in part, (D) accounting, legal and regulatory matters associated with the RF Project contemplated to be financed, and (E) operational and credit characteristics of the RF Project contemplated to be financed, including, without limitation, the background, experience, creditworthiness, performance history and other characteristics of such RF Project's counterparties. The term "Financing Commitment" means a written commitment (whether or not issued by Merrill Lynch) to provide or arrange a Project Financing for a geothermal project, it being understood that such commitment may include provisions permitting syndication of all or a portion of such Project Financing.

      ROFR Project Procedures. Raser agrees that: (A) in connection with soliciting a Financing Commitment for a ROFR Project from any third party (a "Third Party ROFR Financing Commitment"), it shall notify the third party of Merrill Lynch's ROFR for the ROFR Project; and (B) before Raser is authorized to accept a Third Party ROFR Financing Commitment, (1) Raser shall have provided Merrill Lynch with a copy of the Third Party ROFR Financing Commitment and all other terms and conditions related thereto (the "Competing Offer") and a written offer by Raser to enter into a Financing Commitment with Merrill Lynch on the same terms and conditions set forth in the Competing Offer (the "Offer to Match"), (2) Raser shall have complied with its due diligence obligations under Paragraph 1(j) hereof during the twenty (20) Business Day period after Merrill Lynch's receipt of the Competing Offer and Offer to Match (the "ROFR Match Period"), and (3) Merrill Lynch shall not have accepted the Offer to Match within the ROFR Match Period, or, if Merrill Lynch has accepted the Offer to Match, the matching Financing Commitment issued by Merrill Lynch relating to such ROFR Project shall have expired or terminated without closing or funding for reasons other than a breach or default by Raser or its affiliates thereof or the failure of Raser or it affiliates to satisfy a condition precedent to closing or funding. Upon satisfaction of the foregoing conditions with respect to a ROFR Project, the MWs thereafter subject to the ROFR shall be reduced by the MWs associated with such ROFR Project (the "ROFR Reduction"). For the avoidance of doubt, if any matching Financing Commitment entered into by Raser or its affiliates on one hand, and Merrill Lynch on the other hand, in respect of a ROFR Project expires or terminates without closing and funding due to a breach or default by Raser or its affiliates thereof or the failure of Raser or its affiliates to satisfy a condition precedent to the closing or initial funding thereof, such event shall not reduce the MWs subject to the ROFR.

    Conditions to Financing Commitments by Merrill Lynch. Raser agrees that any Financing Commitment provided by Merrill Lynch in connection with a Geothermal Project (other than the Project) shall be subject to substantially the same conditions set forth in Paragraph 3 hereof as applicable to such Geothermal Project.

    Geothermal Projects Structuring Fee. In connection with and out of proceeds on the date of each Merrill Closing, other than with respect to the Project, the applicable borrower shall pay in full to Merrill Lynch the non-refundable structuring fee as set forth in Annex 5. The term "Merrill Closing" means the closing and initial funding of the Project Financing of a Geothermal Project, which Project Financing was provided by or arranged by Merrill Lynch, as the sole or lead arranger.

    Excluded Financings.

    (i) The parties agree that any Class I Excluded Financing is excluded from the Right to Finance and the ROFR. A "Class I Excluded Financing" means any of the following:

    (A) a Project Financing of a Class I Excluded Project if and to the extent that such Project Financing is effected pursuant to a Financing Commitment entered into before Raser and/or its affiliates execute any binding agreement for the acquisition of such Class I Excluded Project;

    (B) a Project Financing of a geothermal project in which (1) Raser and/or its affiliates do not directly or indirectly hold (a) a majority of any class of equity securities of such geothermal project, (b) a majority of the economic benefit through the ownership of any class of equity securities in and through the receipt of fees and other amounts for licenses, leases, and advisory, consulting, engineering, management, development, construction or other services to the geothermal project or (c) control over such geothermal project, or (2) Raser and/or its affiliates do not directly or indirectly lease all or substantially all of the property, equipment or other assets to such geothermal project;

    (C) a financing for the (1) pre-construction acquisition of property, equipment or other assets comprising less than substantially all of the assets of a geothermal project or (2) initial drilling, wellfield development and other pre-construction activities for a geothermal project (any matters in subclauses (1) and (2), a "Pre-Construction Financing"); or

    (D) a financing permitted to be obtained by a project company under the terms contained in the definitive debt financing documentation for a Project Financing for such project company.

    For purposes hereof, a "Class I Excluded Project" means a project all or substantially all of the assets and properties or equity interests of which are acquired by Raser and/or its affiliates after the Effective Date from a third party or group of affiliated third parties that are not affiliates of Raser or its affiliates.

    (ii) The parties agree that the Project Financings of the projects listed on Annex 4 are excluded from the Right to Finance and the ROFR and constitute "Class II Excluded Financings" that are subject to the limitations contained in this Paragraph 1(d)(ii). Subject to applicable confidentiality restrictions relating to the Class II Excluded Financings, Raser shall deliver a copy of each Financing Commitment and all other terms and conditions associated with any such Class II Excluded Financing to Merrill Lynch not less than five (5) Business Days before Raser's acceptance thereof. Raser may engage in Class II Excluded Financings subject to the following limitations:

        After (1) Raser and its affiliates have entered into Financing Commitments with Merrill Lynch for 20 MWs or more of collective net nameplate capacity of RF Projects and (2) either the Project Financings thereunder have closed or Raser and its affiliates have made (or are making) good faith attempts to satisfy the terms and conditions (including closing conditions within Raser's or its affiliates' control) of all Financing Commitments then in place with Merrill Lynch, Raser may engage in Class II Excluded Financings of up to, but not more than, 35 MWs of collective net nameplate capacity;

        After (1) Raser and its affiliates have entered into Financing Commitments with Merrill Lynch for 50 MWs or more of collective net nameplate capacity of RF Projects and (2) either the Project Financings thereunder have closed or Raser and its affiliates have made (or are making) good faith attempts to satisfy the terms and conditions (including closing conditions within Raser's or its affiliates' control) of all Financing Commitments then in place with Merrill Lynch, Raser may engage in Class II Excluded Financings of up to, but not more than, 65 MWs of collective net nameplate capacity;

        After (1) Raser and its affiliates have entered into Financing Commitments with Merrill Lynch for 80 MWs or more of collective net nameplate capacity of RF Projects and (2) either the Project Financings thereunder have closed or Raser and its affiliates have made (or are making) good faith attempts to satisfy the terms and conditions (including closing conditions within Raser's or its affiliates' control) of all Financing Commitments then in place with Merrill Lynch, Raser may engage in Class II Excluded Financings of up to, but not more than, 95 MWs of collective net nameplate capacity; and

        After (1) Raser and its affiliates have entered into Financing Commitments with Merrill Lynch for 100 MWs or more of collective net nameplate capacity of RF Projects and (2) either the Project Financings thereunder have closed or Raser and its affiliates have made (or are making) good faith attempts to satisfy the terms and conditions (including closing conditions within Raser's or its affiliates' control) of all Financing Commitments then in place with Merrill Lynch, Raser may engage in Class II Excluded Financings without limitation.

    In addition, solely for purposes of Paragraphs 1(d)(ii)(A) through (D), (x) any RF Project that is the subject of a Similar Project Pass shall be deemed to be included among Financing Commitments with Merrill Lynch as to which the related Project Financings have closed and (y) the applicable MW thresholds for which such Financing Commitments are required to be issued prior to Raser or its affiliates engaging in Class II Excluded Financings pursuant to Paragraphs 1(d)(ii)(A) through (D) shall be reduced by the aggregate amount of all GP Reductions.

    No Shop Covenant. Raser agrees that until this Commitment Letter terminates pursuant to Paragraph 11, so long as the Remaining Geothermal Capacity is greater than zero, it shall not, and shall cause its affiliates not to, directly or indirectly, discuss, solicit, respond to solicitations, provide any information relating to, negotiate, facilitate or enter into any commitment for any Project Financing of an RF Project by or with a third party (the "No Shop Covenant"), except as expressly permitted in Paragraphs 1(f) and (g). For the avoidance of doubt, the No Shop Covenant shall not apply to Class I Excluded Financings, Class II Excluded Financings or ROFR Projects.

    Mechanics for RF Projects; Pursuit of Alternative Financing Transactions. As to each RF Project for which Raser seeks Project Financing, the following terms and procedures shall apply:

      Commitment Notice. Raser shall provide Merrill Lynch with written notice, which shall include the final or substantially final versions of all material project documentation for such RF Project (a "Commitment Notice"), and an opportunity during the Commitment Period (as defined below) to submit a Financing Commitment with respect to the applicable RF Project;

      Commitment Process. Merrill Lynch shall either: (A) provide Raser with a Financing Commitment for the RF Project specified in the Commitment Notice within (I) ten (10) Business Days in the case of a Similar Project or (II) fifteen (15) Business Days in the case of all other RF Projects (such 10-day or 15-day period, as the case may be, the "Commitment Period") after Merrill Lynch's receipt of the Commitment Notice (which Commitment Period may be extended by Merrill Lynch for an additional five (5) Business Days by written notice to Raser prior to the end of the Commitment Period) or (B) decline to provide Raser a Financing Commitment within the Commitment Period. Whenever Merrill Lynch declines or fails to provide a Financing Commitment within the Commitment Period with respect to: (x) a Similar Project it shall be referred to herein as a "Similar Project Pass," and (y) any other RF Project it shall be referred to herein as a "Project Pass." Upon the occurrence of a Similar Project Pass or a Project Pass, the applicable RF Project shall no longer be subject to the No Shop Covenant or the Right to Finance, and Raser may pursue an Alternative Transaction and consummate any Project Financing for such geothermal project.

      Acceptance or Rejection of Merrill Lynch Financing Commitment. If Merrill Lynch submits a Financing Commitment for an RF Project within the Commitment Period, then, Raser, in its sole discretion, may either (A) accept such Financing Commitment, or (B) reject or fail to accept such Financing Commitment by the date specified in the Financing Commitment (a "Raser Rejection"); provided, however, that until such time as Merrill Closings have occurred on 20 MWs or more of collective net nameplate capacity of RF Projects, Raser shall not make a Raser Rejection of a Merrill Lynch Financing Commitment submitted within the Commitment Period if the terms and conditions of such Financing Commitment, when viewed in their entirety and adjusted to reflect the net nameplate capacity of the applicable project, are materially the same or better (from the perspective of the borrower) as the terms of the Truckee Commitment.

      Alternative Transaction and Second Look Matching Right Notice. Upon the occurrence of a Raser Rejection, Raser may pursue a Financing Commitment from a third party (an "Alternative Transaction") with respect to the applicable RF Project after it has:

        provided Merrill Lynch with at least three (3) Business Days' prior written notice of Raser's intent to do so (an "Alternative Transaction Notice"); and

        thereafter notified any third party with which it proposes to discuss or negotiate an Alternative Transaction of Merrill Lynch's Second Look Matching Right as described in Paragraph 1(g) hereof.

    Consummation of Alternative Transactions. In the case of any RF Project that is the subject of a Raser Rejection, Raser may consummate a Project Financing pursuant to an Alternative Transaction with respect to such RF Project only if each of the following conditions is satisfied:

      Merrill Lynch's Second Look Matching Right. Raser shall have provided Merrill Lynch with a copy of the Financing Commitment for such Alternative Transaction and all other terms and conditions related thereto (a "Permitted AT Offer"), and a written offer by Raser (an "AT Offer to Match") to enter into a Financing Commitment with Merrill Lynch on the same terms and conditions as the Financing Commitment contained in the Permitted AT Offer (the "Second Look Matching Right");

      Raser's Alternative Transaction Due Diligence Obligations. If Merrill Lynch receives a Permitted AT Offer and AT Offer to Match:

        within thirty (30) or fewer days after Merrill Lynch's receipt of the applicable Alternative Transaction Notice, Raser shall have complied with its due diligence obligations under Paragraph 1(j) hereof at all times during a ten (10) Business Day period after Merrill Lynch's receipt of the Permitted AT Offer and AT Offer to Match; or

        more than thirty (30) days after Merrill Lynch's receipt of the applicable Alternative Transaction Notice, Raser shall have complied with its due diligence obligations under Paragraph 1(j) hereof at all times during a twenty (20) Business Day period after Merrill Lynch's receipt of the Permitted AT Offer and AT Offer to Match (the applicable period under subclauses (A) or (B) referred to as the "Due Diligence Period"); and

      Occurrence of a Second Look Pass. Merrill Lynch shall not have exercised its Second Look Matching Right by accepting the AT Offer to Match in a written notice delivered to Raser (a "Matching Financing Commitment") by the last day of the Due Diligence Period (a "Second Look Pass"), in which case the applicable RF Project shall no longer be subject to the No Shop Covenant or the Right to Finance, and Raser may pursue an Alternative Transaction and consummate any Project Financing for such geothermal project.

    Failure to Fund. If the Project Financing pursuant to a Financing Commitment or Matching Financing Commitment entered into by Raser or its affiliates on one hand, and Merrill Lynch on the other hand, fails to close and fund for any reason other than the breach or default by Raser or its affiliates or the failure of Raser or its affiliates to satisfy a condition precedent to the closing or initial funding thereof, then the applicable RF Project shall no longer be subject to the No Shop Covenant or the Right to Finance, and Raser may pursue an Alternative Transaction and consummate any Project Financing for such geothermal project.

    Adjustments to Geothermal Project Megawatts. For each Similar Project Pass occurring subsequent to the occurrence of two consecutive Similar Project Passes, the quantity of MWs included in the RF Projects shall be reduced by the MWs associated with the Similar Project that is the subject of such subsequent Similar Project Pass, up to maximum of 15 MWs for each such Similar Project Pass (the "GP Reduction"). The RF Projects, as reduced by Merrill Closings and each GP Reduction, shall be referred to herein as the "Remaining Geothermal Capacity". The GP Reduction shall be the sole and exclusive remedy of Raser and its affiliates with respect to any and all claims arising from or relating to, directly or indirectly, any Similar Project Pass, and Raser waives, on its own behalf and behalf of its affiliates, any and all rights, claims or causes of action arising under, or based with respect to, any Similar Project Pass.

    Raser's Due Diligence Obligations. Raser agrees to (i) provide Merrill Lynch with all information deemed reasonably necessary by Merrill Lynch for its due diligence review of any RF Project, (ii) be available during regular business hours to answer questions regarding any RF Project, and (iii) ensure that senior management, representatives and advisors of Raser and/or its affiliates, as applicable, are available to participate in management meetings, information meetings, and status update meetings, where such meetings will include updates on the financing efforts being made and planned to be made by Raser and/or its affiliates in connection with the Geothermal Projects.

  Exclusivity and Clear Market

  Subject to Merrill Lynch's compliance with the terms and conditions herein, Raser agrees that it will not and will not permit its affiliates to:

    appoint any person other than Merrill Lynch as an arranger, underwriter, book runner, documentation agent, facility agent or lender in connection with the Project or any other RF Project other than (i) to the extent the Project Financing of such RF Project is not subject to the Right to Finance or the No Shop Covenant pursuant to the terms of Paragraph 1, or (ii) as agreed to in advance and in writing by Raser and Merrill Lynch;

    award any other titles in connection with the Project or any other RF Project, other than (i) to the extent the Project Financing of such RF Project is not subject to the Right to Finance or the No Shop Covenant, or (ii) as agreed to in advance and in writing by Raser and Merrill Lynch;

    pay any fee or other compensation to any person for providing Project Financing for, or arranging the provision of Project Financing for, an RF Project, other than (i) to the extent the Project Financing of such RF Project is not subject to the Right to Finance or the No Shop Covenant, or (ii) as agreed to in advance and in writing by Raser and Merrill Lynch; and

    until the Truckee Commitment terminates in accordance with Paragraph 11 (Termination), and except as otherwise contemplated herein, enter into discussions to raise or attempt to raise any other financing in the international or any relevant domestic syndicated loan, debt, bank, capital or equity markets to fund the construction or development of the Project.

  Conditions to Truckee Commitment

  The Truckee Commitment is subject to the satisfaction of each of following conditions precedent:

    Compliance by Raser, Truckee and the Project with all of the terms of this Commitment Letter and all definitive documentation for the Truckee Transaction (including credit agreements, security documents, guarantees and limited liability company operating agreements, all such definitive documentation being referred to collectively as the "Truckee Transaction Documents") (including, without limitation, the satisfaction of all the conditions precedent in the Truckee Transaction Documents);

    The absence of a Material Adverse Change as defined in Paragraph 4 hereof;

    Each of the representations and warranties made by Raser, Truckee and their respective affiliates in connection with the transactions contemplated in the Truckee Transaction Documents being correct and complete in all material respects;

    The preparation, execution and delivery of the Truckee Transaction Documents, all in form and substance satisfactory to Merrill Lynch in its sole discretion;

    The absence of any offering, placement or arrangement for financing in the international or any relevant domestic syndicated loan, debt, bank, capital or equity markets of the construction or development of the Project or by or on behalf of Raser or Truckee that competes with, or otherwise would reasonably be expected to disrupt or interfere with the closing or syndication of any portion of the financing contemplated by the Truckee Commitment (which, for the avoidance of doubt shall not include any Pre-Construction Financing);

    Satisfactory (as determined by Merrill Lynch in its sole discretion) and timely completion by Merrill Lynch of all legal, tax, environmental, accounting and business due diligence relating to Raser, Truckee and the Project in accordance with Annex 2;

    The absence of any banking moratorium declared by State of New York or United States authorities;

    Merrill Lynch shall have engaged (at its own cost and expense and not subject to reimbursement pursuant to Paragraph 5) a financial modeling consultant, reasonably acceptable to Merrill Lynch and Raser, to work jointly with Merrill Lynch and Raser and to analyze and advise regarding the financial and tax modeling relating to the Truckee Transaction, and Merrill Lynch shall be satisfied in its sole discretion with the final financial and tax model upon which the economics reflected in the Truckee Transaction Documents are based; provided, however, that if, in the reasonable opinion (reached before the closing of the Truckee Transaction) of either Merrill Lynch or Raser of the Truckee Transaction, the resulting economics as reflected in the Truckee Transaction Documents are materially adverse to such party or its affiliates relative to the economics contemplated by the financial and tax modeling delivered by Merrill Lynch to Raser on January 16, 2008, then such party may terminate this Commitment Letter as provided in Paragraph 11(b);

    Merrill Lynch shall have received (i) customary legal opinions from counsel to the Company regarding the Truckee Transaction (including authorization, enforceability, perfection, permitting and capitalization matters), (ii) a tax opinion from Merrill Lynch's counsel regarding such aspects of the tax equity structure as requested by Merrill Lynch, and (iii) customary certificates (including officers' certificates, good standing certificates, lien searches and insurance certificates), resolutions and other customary closing documentation, all of which opinions and other documentation under sub-clauses (i) through (iii) shall be in form and substance satisfactory to Merrill Lynch in its sole discretion; and

    Merrill Lynch shall have obtained all necessary final internal approvals (including credit and tax approval).

    The Class A Units in the Tax Equity Transaction shall have been acquired by a third party other than Merrill Lynch who is reasonably acceptable to Merrill Lynch, unless waived by Merrill Lynch in its sole discretion.

  Material Adverse Change

  The obligations of Merrill Lynch with respect to the Truckee Commitment are subject to the absence of any event or circumstance occurring or arising after the Effective Date (or any such event or circumstance occurring or arising at any time as to which any employee or representative of Merrill Lynch who is actively involved in the performance of Merrill Lynch's services hereunder first becomes aware after the Effective Date) that, in Merrill Lynch's sole discretion, has adversely affected or would reasonably be expected to adversely affect any of the following (a "Material Adverse Change"):

    The business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Raser, Truckee or the Project;

    The ability of Raser or Truckee to perform its obligations under this Commitment Letter or any of the Truckee Transaction Documents;

    The construction and completion of the Project as contemplated by this Commitment Letter and the Truckee Transaction Documents; or

    The financial markets, banking markets or capital markets in the United States as determined by Merrill Lynch.

  Expenses and Fees

  Raser and, solely with respect to the Truckee Transaction, Truckee, agree to reimburse Merrill Lynch for the reasonable out-of-pocket expenses incurred by Merrill Lynch upon Merrill Lynch's request made from time to time (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants engaged with Raser's consent (not to be unreasonably withheld), appraisal and valuation fees and expenses, travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees, the reasonable fees, disbursements and other charges of counsel (including any local or regulatory counsel), any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification of this Commitment Letter and the Truckee Transaction Documents, whether or not such fees and expenses are incurred before or after the Effective Date and whether or not any definitive documentation is entered into or the Truckee Transaction is consummated or any extensions of credit are made under the Truckee Transaction Documents or this Commitment Letter is terminated or expires.

  Structuring Fee

  Upon the closing of the Truckee Transaction, Truckee will pay in full to Merrill Lynch from the proceeds thereof the non-refundable structuring fee relating to the Senior Secured Financing and the Letter of Credit Financing, if applicable, of the Truckee Transaction as and when required by the Fee Letter being entered into concurrently herewith among the parties hereto (the "Fee Letter").

  Raser Warrants

  As additional consideration to Merrill Lynch for the investment risk assumed in connection with the Truckee Commitment, including its tax equity financing, and the other agreements contained in this Commitment Letter, Raser hereby grants to Merrill Lynch warrants to purchase up to an aggregate of 3,950,000 shares of common stock, par value $0.01 per share of Raser ("Raser Common Stock") in connection with this Commitment Letter and for RF Projects (the "Non-ROFR Warrants") as provided in subparagraphs 7(a)(i) through 7(a)(vi) and Paragraph 7(c) below, subject to the vesting provisions contained in such subparagraphs. Separately, Raser hereby agrees to grant to Merrill Lynch warrants to purchase up to an aggregate of 1,925,000 shares of Raser Common Stock for ROFR Projects upon the execution of Financing Commitments between Raser and Merrill Lynch for the ROFR Projects as provided in subparagraph (b) below (the "ROFR Warrants" and together with the Non-ROFR Warrants, the "Warrants"). The grants to be made pursuant to each subparagraph of Paragraph 7(a) and pursuant to Paragraph 7(b) shall each be referred to as a "Warrant Installment".

  (a) Vesting Schedule for Non-ROFR Warrants. Subject to Paragraph 7(c) below, the Non-ROFR Warrants shall vest and become exercisable as follows:

                Concurrent with the Effective Date and provided that the Effective Date is on or before December 31, 2007, Non-ROFR Warrants shall vest and become exercisable for the purchase of 250,000 shares of Raser Common Stock. The exercise price for such Non-ROFR Warrants shall be the volume weighted average price ("VWAP") of the Raser Common Stock for the 20 consecutive Trading Day period immediately preceding the Effective Date (the "Original Warrant Price") less a 5% discount. If the Effective Date occurs after December 31, 2007, the aggregate number of Non-ROFR Warrants eligible to vest in accordance with this Paragraph 7(a) shall be reduced to 3,700,000.

                Concurrent with each Merrill Closing with respect to any portion of the first 10 MWs of RF Projects (on a net nameplate basis and including the Project and the Truckee Transaction), Non-ROFR Warrants shall vest and become exercisable for the purchase of 300,000 shares of Raser Common Stock for each $10 million of financing provided or arranged by Merrill Lynch (without regard to any letter of credit financing or tax equity structured arrangements and with the quantity of shares of Raser Common Stock being pro rated based upon the actual dollar amount of the financing so provided or arranged). The exercise price for such Non-ROFR Warrants shall equal the Original Warrant Price less a 5% discount.

                Concurrent with each Merrill Closing with respect to any portion of the next 10 MWs of RF Projects (on a net nameplate basis) after taking into account the transactions contemplated by the foregoing subclause (ii), Non-ROFR Warrants shall vest and become exercisable for the purchase of 150,000 shares of Raser Common Stock for each $10 million of financing provided or arranged by Merrill Lynch (without regard to any letter of credit financing or tax equity structured arrangements and with the quantity of shares of Raser Common Stock being pro rated based upon the actual dollar amount of the financing so provided or arranged). The exercise price for such Non-ROFR Warrants shall equal the Original Warrant Price less a 5% discount.

                Concurrent with each Merrill Closing with respect to any portion of the next 30 MWs of RF Projects (on a net nameplate basis) after taking into account the transactions contemplated by the foregoing subclauses (ii) and (iii), Non-ROFR Warrants shall vest and become exercisable for the purchase of 100,000 shares of Raser Common Stock for each $10 million of financing provided or arranged by Merrill Lynch (without regard to any letter of credit financing or tax equity structured arrangements and with the quantity of shares of Raser Common Stock being pro rated based upon the actual dollar amount of the financing so provided or arranged). The exercise price for such Non-ROFR Warrants shall equal the Original Warrant Price less a 5% discount.

                Concurrent with each Merrill Closing with respect to any portion of the next 50 MWs of RF Projects (on a net nameplate basis) after taking into account the transactions contemplated by the foregoing subclauses (ii), (iii) and (iv), Non-ROFR Warrants shall vest and become exercisable for the purchase of 50,000 shares of Raser Common Stock for each $10 million of financing provided or arranged by Merrill Lynch (without regard to any letter of credit financing or tax equity structured arrangements and with the quantity of shares of Raser Common Stock being pro rated based upon the actual dollar amount of the financing so provided or arranged). The exercise price for such Non-ROFR Warrants shall equal the Original Warrant Price plus a 25% premium.

                Concurrent with the Merrill Closing with respect to the final MW (i.e., the one hundredth MW) of RF Projects (on a net nameplate basis) after taking into account the transactions contemplated by the foregoing subclauses (ii), (iii), (iv) and (v), Non-ROFR Warrants shall vest and become exercisable for the purchase of 200,000 shares of Raser Common Stock. The exercise price for such Non-ROFR Warrants shall equal the Original Warrant Price plus a 25% premium.

  (b) Grant Schedule for ROFR Warrants. Concurrent with the execution of each commitment letter with respect to any ROFR Projects, ROFR Warrants shall be granted to Merrill Lynch for the purchase of 100,000 shares of Raser Common Stock for each $10 million of financing provided or arranged by Merrill Lynch (without regard to any letter of credit financing or tax equity structured arrangements and with the quantity of shares of Raser Common Stock being pro rated based upon the actual dollar amount of the financing so provided or arranged). Such ROFR Warrants shall vest and become exercisable concurrent with each Merrill Closing with respect to the respective ROFR Project. The exercise price for such ROFR Warrants shall equal the VWAP of the Raser Common stock for the period of twenty (20) consecutive Trading Days immediately preceding the date of grant of such ROFR Warrants (each, an "Original ROFR Warrant Price") plus a 25% premium.

  (c) Raser Rejection Grants. Subject to closing and funding of the Truckee Transaction, in the event that there occurs a Raser Rejection with respect to an RF Project (each, a "Rejection Grant Event"), Non-ROFR Warrants will vest and become exercisable concurrent with the closing and funding of a Project Financing for such RF Project provided by another lender or investor in the following amounts:

  (i) 50% of the Non-ROFR Warrants that would have vested under Paragraph 7(a) upon a Merrill Closing with respect to such RF Project in the case of the first Rejection Grant Event;

  (ii) 40% of the Non-ROFR Warrants that would have vested under Paragraph 7(a) upon a Merrill Closing with respect to such RF Project in the case of the second Rejection Grant Event;

  (iii) 30% of the Non-ROFR Warrants that would have vested under Paragraph 7(a) upon a Merrill Closing with respect to such RF Project in the case of the third Rejection Grant Event;

  (iv) 20% of the Non-ROFR Warrants that would have vested under Paragraph 7(a) upon a Merrill Closing with respect to such RF Project in the case of the fourth Rejection Grant Event;

  (v) 10% of the Non-ROFR Warrants that would have vested under Paragraph 7(a) upon a Merrill Closing with respect to such RF Project in the case of the fifth Rejection Grant Event; and

  (vi) no Non-ROFR Warrants in the case of any subsequent Rejection Grant Events;

  provided, however, that, for the avoidance of doubt and notwithstanding anything in this Commitment Letter to the contrary, if Raser provides Merrill Lynch with a copy of a Financing Commitment duly executed by another lender or investor for an Alternative Transaction relating to an RF Project within thirty (30) calendar days after Raser issues a Raser Rejection to Merrill Lynch with respect to such RF Project, the closing of a Project Financing related to such RF Project shall not be considered a Merrill Closing even if Merrill Lynch ultimately provides or arranges for such Project Financing and Non-ROFR Warrants will vest and become exercisable with respect to such Project Financing under this Paragraph 7(c) rather than pursuant to Paragraph 7(a) above.

  (d) Call Provisions. Each Warrant may be called for cancellation by Raser as follows:

  (i) In addition to any Warrants that may be called for cancellation pursuant to any other subparagraph of this Paragraph 7(d), any or all of the first 395,000 Warrants to vest and become exercisable pursuant to Paragraph 7(a) (the "First Series of Warrants") may be called for cancellation by Raser (by providing written notice of cancellation to the Holder (as defined in the applicable Warrant Agreement) pursuant to the notice provisions of the applicable Warrant Agreement) if (A) during any period of twenty (20) consecutive Trading Days concluding at any time after the later of (x) thirty (30) days after the first Merrill Closing (the "First Merrill Closing") and (y) March 1, 2008, the closing price of the Raser Common Stock exceeds 150% of the Original Warrant Price (each such period, a "First Call Measurement Period"), (B) Raser provides written notice to the Holder that Raser intends to cancel any or all of the Warrants comprising such First Series of Warrants (a "First Call Notice of Intention to Cancel") prior to 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the end of the relevant First Call Measurement Period (each such period of three (3) Trading Days, a "First Call Cancellation Notice Period") and (C) the Holder does not provide Raser with a notice of exercise of the Warrants subject to the First Call Notice of Intention to Cancel within ten (10) Trading Days after receipt of the First Call Notice of Intention to Cancel; provided, however, that if Raser fails to deliver a First Call Notice of Intention to Cancel within the First Call Cancellation Notice Period relating to any First Call Measurement Period and the Holder, prior to 6:30 p.m. New York City time on the sixth (6th) Trading Day immediately following the end of such First Call Measurement Period (each such period a "First Call Alert Notice Period"), provides written notice to Raser to the effect that Raser failed to deliver a First Call Notice of Intention to Cancel when it was eligible to do so (a "First Call Alert Notice"), the First Call Cancellation Notice Period with respect to such First Call Measurement Period shall be extended until 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the receipt by Raser of such First Call Alert Notice; and provided further that, if Raser receives a First Call Alert Notice with respect to any First Call Measurement Period and Raser fails to provide a First Call Notice of Intention to Cancel within such extended First Call Cancellation Notice Period, Raser shall have no further right to cancel any Warrants in the First Series of Warrants, regardless of whether the closing price of the Raser Common Stock exceeds 150% of the Original Warrant Price for any subsequent period of twenty (20) consecutive Trading Days after such First Call Measurement Period; and provided further, for the avoidance of doubt, if Raser fails to provide a First Call Notice of Intention to Cancel within a First Call Cancellation Notice Period relating to any First Call Measurement Period (without taking into account any extension thereof) and the Holder does not provide to Raser a First Call Alert Notice within the applicable First Call Alert Notice Period relating to such First Call Measurement Period, Raser shall have no further right to cancel Warrants pursuant to this subparagraph 7(d)(i) as a result of the closing price of the Raser Common Stock having exceeded 150% of the Original Warrant Price during such First Call Measurement Period but Raser shall retain the rights set forth in this subparagraph 7(d)(i) with respect to future First Call Measurement Periods.

  (ii) In addition to any Warrants that may be called for cancellation pursuant to any other subparagraph of this Paragraph 7(d), any or all of the next 395,000 Warrants to vest and become exercisable after the First Series of Warrants pursuant to Paragraph 7(a) (the "Second Series of Warrants") may be called for cancellation by Raser (by providing written notice of cancellation to the Holder pursuant to the notice provisions of the applicable Warrant Agreement) if (A) during any period of twenty (20) consecutive Trading Days concluding at any time after the later of (x) ninety (90) days after the First Merrill Closing and (y) May 1, 2008, the closing price of Raser Common Stock exceeds 150% of the Original Warrant Price (each such period, a "Second Call Measurement Period"), (B) Raser provides written notice to the Holder that Raser intends to cancel any or all of the Warrants comprising such Second Series of Warrants (a "Second Call Notice of Intention to Cancel") prior to 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the end of the relevant Second Call Measurement Period (each such period of three (3) Trading Days, a "Second Call Cancellation Notice Period") and (C) the Holder does not provide Raser with a notice of exercise of the Warrants subject to the Second Call Notice of Intention to Cancel within ten (10) Trading Days after receipt of the Second Call Notice of Intention to Cancel; provided, however, that if Raser fails to deliver a Second Call Notice of Intention to Cancel within the Second Call Cancellation Notice Period relating to any Second Call Measurement Period and the Holder, prior to 6:30 p.m. New York City time on the sixth (6th) Trading Day immediately following the end of such Second Call Measurement Period (each such period a "Second Call Alert Notice Period"), provides written notice to Raser to the effect that Raser failed to deliver a Second Call Notice of Intention to Cancel when it was eligible to do so (a "Second Call Alert Notice"), the Second Call Cancellation Notice Period with respect to such Second Call Measurement Period shall be extended until 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the receipt by Raser of such Second Call Alert Notice; and provided, further that, if Raser receives a Second Call Alert Notice with respect to any Second Call Measurement Period and Raser fails to provide a Second Call Notice of Intention to Cancel within such extended Second Call Cancellation Notice Period, Raser shall have no further right to cancel any Warrants in the Second Series of Warrants, regardless of whether the closing price of the Raser Common Stock exceeds 150% of the Original Warrant Price for any subsequent period of twenty (20) consecutive Trading Days after such Second Call Measurement Period; and provided further, for the avoidance of doubt, if Raser fails to provide a Second Call Notice of Intention to Cancel within a Second Call Cancellation Notice Period relating to any Second Call Measurement Period (without taking into account any extension thereof) and the Holder does not provide to Raser a Second Call Alert Notice within the applicable Second Call Alert Notice Period relating to such Second Call Measurement Period, Raser shall have no further right to cancel Warrants pursuant to this subparagraph 7(d)(ii) as a result of the closing price of the Raser Common Stock having exceeded 150% of the Original Warrant Price during such Second Call Measurement Period but Raser shall retain the rights set forth in this subparagraph 7(d)(ii) with respect to future Second Call Measurement Periods.

  (iii) In addition to any Warrants that may be called for cancellation pursuant to any other subparagraph of this Paragraph 7(d), any or all of the next 395,000 Warrants to vest and become exercisable after the Second Series of Warrants pursuant to Paragraph 7(a) (the "Third Series of Warrants") may be called for cancellation by Raser (by providing written notice of cancellation to the Holder pursuant to the notice provisions of the applicable Warrant Agreement) if (A) during any period of twenty (20) consecutive Trading Days concluding at any time after the later of (x) 150 days after the First Merrill Closing and (y) July 1, 2008, the closing price of Raser Common Stock exceeds 150% of the Original Warrant Price (each such period, a "Third Call Measurement Period"), (B) Raser provides written notice to the Holder that Raser intends to cancel any or all of the Warrants comprising such Third Series of Warrants (a "Third Call Notice of Intention to Cancel") prior to 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the end of the relevant Third Call Measurement Period (each such period of three (3) Trading Days, a "Third Call Cancellation Notice Period") and (C) the Holder does not provide Raser with a notice of exercise of the Warrants subject to the Third Call Notice of Intention to Cancel within ten (10) Trading Days after receipt of the Third Call Notice of Intention to Cancel; provided, however, that if Raser fails to deliver a Third Call Notice of Intention to Cancel within the Third Call Cancellation Notice Period relating to any Third Call Measurement Period and the Holder, prior to 6:30 p.m. New York City time on the sixth (6th) Trading Day immediately following the end of such Third Call Measurement Period (each such period a "Third Call Alert Notice Period"), provides written notice to Raser to the effect that Raser failed to deliver a Third Call Notice of Intention to Cancel when it was eligible to do so (a "Third Call Alert Notice"), the Third Call Cancellation Notice Period with respect to such Third Call Measurement Period shall be extended until 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the receipt by Raser of such Third Call Alert Notice; and provided further that, if Raser receives a Third Call Alert Notice with respect to any Third Call Measurement Period and Raser fails to provide a Third Call Notice of Intention to Cancel within such extended Third Call Cancellation Notice Period, Raser shall have no further right to cancel any Warrants in the Third Series of Warrants, regardless of whether the closing price of the Raser Common Stock exceeds 150% of the Original Warrant Price for any subsequent period of twenty (20) consecutive Trading Days after such Third Call Measurement Period; and provided further, for the avoidance of doubt, if Raser fails to provide a Third Call Notice of Intention to Cancel within a Third Call Cancellation Notice Period relating to any Third Call Measurement Period (without taking into account any extension thereof) and the Holder does not provide to Raser a Third Call Alert Notice within the applicable Third Call Alert Notice Period relating to such Third Call Measurement Period, Raser shall have no further right to cancel Warrants pursuant to this subparagraph 7(d)(iii) as a result of the closing price of the Raser Common Stock having exceeded 150% of the Original Warrant Price during such Third Call Measurement Period but Raser shall retain the rights set forth in this subparagraph 7(d)(iii) with respect to future Third Call Measurement Periods.

  (iv) In addition to any Warrants that may be called for cancellation pursuant to any other subparagraph of this Paragraph 7(d), any or all of the next 395,000 Warrants to vest and become exercisable after the Third Series of Warrants pursuant to Paragraph 7(a) (the "Fourth Series of Warrants") may be called for cancellation by Raser (by providing written notice of cancellation to the Holder pursuant to the notice provisions of the applicable Warrant Agreement) if (A) during any period of twenty (20) consecutive Trading Days concluding at any time after the later of (x) 210 days after the First Merrill Closing and (y) September 1, 2008, the closing price of Raser Common Stock exceeds 250% of the Original Warrant Price (each such period, a "Fourth Call Measurement Period"), (B) Raser provides written notice to the Holder that Raser intends to cancel any or all of the Warrants comprising such Fourth Series of Warrants (a "Fourth Call Notice of Intention to Cancel") prior to 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the end of the relevant Fourth Call Measurement Period (each such period of three (3) Trading Days, a "Fourth Call Cancellation Notice Period") and (C) the Holder does not provide Raser with a notice of exercise of the Warrants subject to the Fourth Call Notice of Intention to Cancel within ten (10) Trading Days after receipt of the Fourth Call Notice of Intention to Cancel; provided, however, that if Raser fails to deliver a Fourth Call Notice of Intention to Cancel within the Fourth Call Cancellation Notice Period relating to any Fourth Call Measurement Period and the Holder, prior to 6:30 p.m. New York City time on the sixth (6th) Trading Day immediately following the end of such Fourth Call Measurement Period (each such period a "Fourth Call Alert Notice Period"), provides written notice to Raser to the effect that Raser failed to deliver a Fourth Call Notice of Intention to Cancel when it was eligible to do so (a "Fourth Call Alert Notice"), the Fourth Call Cancellation Notice Period with respect to such Fourth Call Measurement Period shall be extended until 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the receipt by Raser of such Fourth Call Alert Notice; and provided further that, if Raser receives a Fourth Call Alert Notice with respect to any Fourth Call Measurement Period and Raser fails to provide a Fourth Call Notice of Intention to Cancel within such extended Fourth Call Cancellation Notice Period, Raser shall have no further right to cancel any Warrants in the Fourth Series of Warrants, regardless of whether the closing price of the Raser Common Stock exceeds 250% of the Original Warrant Price for any subsequent period of twenty (20) consecutive Trading Days after such Fourth Call Measurement Period; and provided further, for the avoidance of doubt, if Raser fails to provide a Fourth Call Notice of Intention to Cancel within a Fourth Call Cancellation Notice Period relating to any Fourth Call Measurement Period (without taking into account any extension thereof) and the Holder does not provide to Raser a Fourth Call Alert Notice within the applicable Fourth Call Alert Notice Period relating to such Fourth Call Measurement Period, Raser shall have no further right to cancel Warrants pursuant to this subparagraph 7(d)(iv) as a result of the closing price of the Raser Common Stock having exceeded 250% of the Original Warrant Price during such Fourth Call Measurement Period but Raser shall retain the rights set forth in this subparagraph 7(d)(iv) with respect to future Fourth Call Measurement Periods.

  (v) In addition to any Warrants that may be called for cancellation pursuant to any other subparagraph of this Paragraph 7(d), any or all of the next 395,000 Warrants to vest and become exercisable after the Fourth Series of Warrants pursuant to Paragraph 7(a) (the "Fifth Series of Warrants") may be called for cancellation by Raser (by providing written notice of cancellation to the Holder pursuant to the notice provisions of the applicable Warrant Agreement) if (A) during any period of twenty (20) consecutive Trading Days concluding at any time after the first anniversary of the Effective Date, the closing price of Raser Common Stock exceeds 250% of the Original Warrant Price (each such period, a "Fifth Call Measurement Period"), (B) Raser provides written notice to the Holder that Raser intends to cancel any or all of the Warrants comprising such Fifth Series of Warrants (a "Fifth Call Notice of Intention to Cancel") prior to 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the end of the relevant Fifth Call Measurement Period (each such period of three (3) Trading Days, a "Fifth Call Cancellation Notice Period") and (C) the Holder does not provide Raser with a notice of exercise of the Warrants subject to the Fifth Call Notice of Intention to Cancel within ten (10) Trading Days after receipt of the Fifth Call Notice of Intention to Cancel; provided, however, that if Raser fails to deliver a Fifth Call Notice of Intention to Cancel within the Fifth Call Cancellation Notice Period relating to any Fifth Call Measurement Period and the Holder, prior to 6:30 p.m. New York City time on the sixth (6th) Trading Day immediately following the end of such Fifth Call Measurement Period (each such period a "Fifth Call Alert Notice Period"), provides written notice to Raser to the effect that Raser failed to deliver a Fifth Call Notice of Intention to Cancel when it was eligible to do so (a "Fifth Call Alert Notice"), the Fifth Call Cancellation Notice Period with respect to such Fifth Call Measurement Period shall be extended until 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the receipt by Raser of such Fifth Call Alert Notice; and provided further that, if Raser receives a Fifth Call Alert Notice with respect to any Fifth Call Measurement Period and Raser fails to provide a Fifth Call Notice of Intention to Cancel within such extended Fifth Call Cancellation Notice Period, Raser shall have no further right to cancel any Warrants in the Fifth Series of Warrants, regardless of whether the closing price of the Raser Common Stock exceeds 250% of the Original Warrant Price for any subsequent period of twenty (20) consecutive Trading Days after such Fifth Call Measurement Period; and provided further, for the avoidance of doubt, if Raser fails to provide a Fifth Call Notice of Intention to Cancel within a Fifth Call Cancellation Notice Period relating to any Fifth Call Measurement Period (without taking into account any extension thereof) and the Holder does not provide to Raser a Fifth Call Alert Notice within the applicable Fifth Call Alert Notice Period relating to such Fifth Call Measurement Period, Raser shall have no further right to cancel Warrants pursuant to this subparagraph 7(d)(v) as a result of the closing price of the Raser Common Stock having exceeded 250% of the Original Warrant Price during such Fifth Call Measurement Period but Raser shall retain the rights set forth in this subparagraph 7(d)(v) with respect to future Fifth Call Measurement Periods.

  (vi) In addition to any Warrants that may be called for cancellation pursuant to any other subparagraph of this Paragraph 7(d), any or all of the next 987,500 Warrants to vest and become exercisable after the Fifth Series of Warrants pursuant to Paragraph 7(a) (the "Sixth Series of Warrants") may be called for cancellation by Raser (by providing written notice of cancellation to the Holder pursuant to the notice provisions of the applicable Warrant Agreement) if (A) during any period of twenty (20) consecutive Trading Days concluding at any time after the third anniversary of the Effective Date, the closing price of Raser Common Stock exceeds 375% of the Original Warrant Price (each such period, a "Sixth Call Measurement Period"), (B) Raser provides written notice to the Holder that Raser intends to cancel any or all of the Warrants comprising such Sixth Series of Warrants (a "Sixth Call Notice of Intention to Cancel") prior to 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the end of the relevant Sixth Call Measurement Period (each such period of three (3) Trading Days, a "Sixth Call Cancellation Notice Period") and (C) the Holder does not provide Raser with a notice of exercise of the Warrants subject to the Sixth Call Notice of Intention to Cancel within ten (10) Trading Days after receipt of the Sixth Call Notice of Intention to Cancel; provided, however, that if Raser fails to deliver a Sixth Call Notice of Intention to Cancel within the Sixth Call Cancellation Notice Period relating to any Sixth Call Measurement Period and the Holder, prior to 6:30 p.m. New York City time on the sixth (6th) Trading Day immediately following the end of such Sixth Call Measurement Period (each such period a "Sixth Call Alert Notice Period"), provides written notice to Raser to the effect that Raser failed to deliver a Sixth Call Notice of Intention to Cancel when it was eligible to do so (a "Sixth Call Alert Notice"), the Sixth Call Cancellation Notice Period with respect to such Sixth Call Measurement Period shall be extended until 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the receipt by Raser of such Sixth Call Alert Notice; and provided further that, if Raser receives a Sixth Call Alert Notice with respect to any Sixth Call Measurement Period and Raser fails to provide a Sixth Call Notice of Intention to Cancel within such extended Sixth Call Cancellation Notice Period, Raser shall have no further right to cancel any Warrants in the Sixth Series of Warrants, regardless of whether the closing price of the Raser Common Stock exceeds 375% of the Original Warrant Price for any subsequent period of twenty (20) consecutive Trading Days after such Sixth Call Measurement Period; and provided further, for the avoidance of doubt, if Raser fails to provide a Sixth Call Notice of Intention to Cancel within a Sixth Call Cancellation Notice Period relating to any Sixth Call Measurement Period (without taking into account any extension thereof) and the Holder does not provide to Raser a Sixth Call Alert Notice within the applicable Sixth Call Alert Notice Period relating to such Sixth Call Measurement Period, Raser shall have no further right to cancel Warrants pursuant to this subparagraph 7(d)(vi) as a result of the closing price of the Raser Common Stock having exceeded 375% of the Original Warrant Price during such Sixth Call Measurement Period but Raser shall retain the rights set forth in this subparagraph 7(d)(vi) with respect to future Sixth Call Measurement Periods.

  (vii) In addition to any Warrants that may be called for cancellation pursuant to any other subparagraph of this Paragraph 7(d), any or all of the next 987,500 Warrants to vest and become exercisable after the Sixth Series of Warrants pursuant to Paragraph 7(a) (the "Seventh Series of Warrants") may be called for cancellation by Raser (by providing written notice of cancellation to the Holder pursuant to the notice provisions of the applicable Warrant Agreement) if (A) during any period of twenty (20) consecutive Trading Days concluding at any time after the fifth anniversary of the Effective Date, the closing price of Raser Common Stock exceeds 500% of the Original Warrant Price (each such period, a "Seventh Call Measurement Period"), (B) Raser provides written notice to the Holder that Raser intends to cancel any or all of the Warrants comprising such Seventh Series of Warrants (a "Seventh Call Notice of Intention to Cancel") prior to 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the end of the relevant Seventh Call Measurement Period (each such period of three (3) Trading Days, a "Seventh Call Cancellation Notice Period") and (C) the Holder does not provide Raser with a notice of exercise of the Warrants subject to the Seventh Call Notice of Intention to Cancel within ten (10) Trading Days after receipt of the Seventh Call Notice of Intention to Cancel; provided, however, that if Raser fails to deliver a Seventh Call Notice of Intention to Cancel within the Seventh Call Cancellation Notice Period relating to any Seventh Call Measurement Period and the Holder, prior to 6:30 p.m. New York City time on the sixth (6th) Trading Day immediately following the end of such Seventh Call Measurement Period (each such period a "Seventh Call Alert Notice Period"), provides written notice to Raser to the effect that Raser failed to deliver a Seventh Call Notice of Intention to Cancel when it was eligible to do so (a "Seventh Call Alert Notice"), the Seventh Call Cancellation Notice Period with respect to such Seventh Call Measurement Period shall be extended until 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the receipt by Raser of such Seventh Call Alert Notice; and provided further that, if Raser receives a Seventh Call Alert Notice with respect to any Seventh Call Measurement Period and Raser fails to provide a Seventh Call Notice of Intention to Cancel within such extended Seventh Call Cancellation Notice Period, Raser shall have no further right to cancel any Warrants in the Seventh Series of Warrants, regardless of whether the closing price of the Raser Common Stock exceeds 500% of the Original Warrant Price for any subsequent period of twenty (20) consecutive Trading Days after such Seventh Call Measurement Period; and provided further, for the avoidance of doubt, if Raser fails to provide a Seventh Call Notice of Intention to Cancel within a Seventh Call Cancellation Notice Period relating to any Seventh Call Measurement Period (without taking into account any extension thereof) and the Holder does not provide to Raser a Seventh Call Alert Notice within the applicable Seventh Call Alert Notice Period relating to such Seventh Call Measurement Period, Raser shall have no further right to cancel Warrants pursuant to this subparagraph 7(d)(vii) as a result of the closing price of the Raser Common Stock having exceeded 500% of the Original Warrant Price during such Seventh Call Measurement Period but Raser shall retain the rights set forth in this subparagraph 7(d)(vii) with respect to future Seventh Call Measurement Periods.

  (viii) In addition to any Warrants that may be called for cancellation pursuant to any other subparagraph of this Paragraph 7(d), any or all of the ROFR Warrants granted in respect of a Merrill Closing for a ROFR Project (each a "ROFR Series of Warrants") may be called for cancellation by Raser (by providing written notice of cancellation to the Holder pursuant to the notice provisions of the applicable Warrant Agreement) if (A) during any period of twenty (20) consecutive Trading Days concluding at any time after the issuance of such ROFR Warrants, the closing price of Raser Common Stock exceeds 150% of the Original ROFR Warrant Price applicable to such ROFR Warrants (each such period, a "ROFR Call Measurement Period"), (B) Raser provides written notice to the Holder that Raser intends to cancel any or all of such ROFR Warrants (a "ROFR Notice of Intention to Cancel") prior to 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the end of the relevant ROFR Call Measurement Period (each such period of three (3) Trading Days, a "ROFR Cancellation Notice Period") and (C) the Holder does not provide Raser with a notice of exercise of the ROFR Warrants subject to the ROFR Notice of Intention to Cancel within ten (10) Trading Days after receipt of the ROFR Notice of Intention to Cancel; provided, however, that if Raser fails to deliver a ROFR Notice of Intention to Cancel within the ROFR Cancellation Notice Period relating to any ROFR Call Measurement Period and the Holder, prior to 6:30 p.m. New York City time on the sixth (6th) Trading Day immediately following the end of such ROFR Call Measurement Period (each such period a "ROFR Call Alert Notice Period"), provides written notice to Raser to the effect that Raser failed to deliver a ROFR Notice of Intention to Cancel when it was eligible to do so (a "ROFR Call Alert Notice"), the ROFR Cancellation Notice Period with respect to such ROFR Call Measurement Period shall be extended until 6:30 p.m. New York City time on the third (3rd) Trading Day immediately following the receipt by Raser of such ROFR Call Alert Notice; and provided further that, if Raser receives a ROFR Call Alert Notice with respect to any ROFR Call Measurement Period and Raser fails to provide a ROFR Notice of Intention to Cancel within such extended ROFR Cancellation Notice Period, Raser shall have no further right to cancel any ROFR Warrants in the applicable ROFR Series of Warrants, regardless of whether the closing price of the Raser Common Stock exceeds 150% of the Original ROFR Warrant Price applicable to such ROFR Warrants for any subsequent period of twenty (20) consecutive Trading Days after such ROFR Call Measurement Period; and provided further, for the avoidance of doubt, if Raser fails to provide a ROFR Call Notice of Intention to Cancel within a ROFR Call Cancellation Notice Period relating to any ROFR Call Measurement Period (without taking into account any extension thereof) and the Holder does not provide to Raser a ROFR Call Alert Notice within the applicable ROFR Call Alert Notice Period relating to such ROFR Call Measurement Period, Raser shall have no further right to cancel ROFR Warrants in the applicable ROFR Series of Warrants pursuant to this subparagraph 7(d)(viii) as a result of the closing price of the Raser Common Stock having exceeded 150% of the Original ROFR Warrant Price applicable to such ROFR Warrants during such ROFR Call Measurement Period but Raser shall retain the rights set forth in this subparagraph 7(d)(viii) for such ROFR Warrants with respect to future ROFR Call Measurement Periods. For purposes of this Paragraph 7, any First Call Notice of Intention to Cancel, any Second Call Notice of Intention to Cancel, any Third Call Notice of Intention to Cancel, any Fourth Call Notice of Intention to Cancel, any Fifth Call Notice of Intention to Cancel, any Sixth Call Notice of Intention to Cancel, any Seventh Call Notice of Intention to Cancel and any ROFR Notice of Intention to Cancel shall be referred to as a "Notice of Intention to Cancel".

  (ix) Notwithstanding anything to the contrary herein or in any applicable Warrant Agreement, (a) Raser may not cancel any Warrant unless, with respect to Warrants in the First Series of Warrants and the Second Series of Warrants, throughout the period from the date of the Notice of Intention to Cancel relating to such Warrant through the date of cancellation of such Warrant, and with respect to Warrants in the Third Series of Warrants, the Fourth Series of Warrants, the Fifth Series of Warrants, the Sixth Series of Warrants, the Seventh Series of Warrants and any ROFR Warrants, throughout the period beginning sixty (60) calendar days prior to the date of the Notice to Intention to Cancel relating to such Warrant and ending on the date of cancellation of such Warrant, (1) a Registration Statement (as defined in the Registration Rights Agreement dated as of the date hereof between Raser and Merrill Lynch (the "Registration Rights Agreement")) has been filed covering the resale of such Warrant and all shares of Raser Common Stock issuable upon exercise of such Warrant, (2) such Registration Statement is effective as to such Warrant and such shares of Raser Common Stock and the prospectus thereunder is available for use by the Holder and any holder of such shares of Raser Common Stock for the resale of such Warrant and such shares of Raser Common Stock, and (3) the Raser Common Stock is listed or quoted for trading on the Trading Market (the conditions described in the foregoing clauses (1), (2) and (3) being hereinafter referred to as the "Registration Conditions"), and (b) if at any time when a Registration Statement covering the resale of any Warrants or the shares of Raser Common Stock issuable upon exercise of such Warrants is required to be effective pursuant to the Registration Rights Agreement, the Registration Conditions are not met with the respect to such Warrants or such shares of Raser Common Stock (each such period a "Restricted Period"), and at any time during such Restricted Period the Holder of any such Warrants or any holder of such shares of Raser Common Stock provides Raser written notice (an "Attempted Trade Notice") to the effect that it has a bona fide intention to sell such Warrants or any such shares of Raser Common Stock pursuant to a Registration Statement (which notice shall specify the date of such intended sale and the last reported sale price of the Raser Common Stock on the Trading Market on such day (the "Restricted Period Closing Price")), and Raser later issues a Notice of Intention to Cancel any such Warrant that was the subject of an Attempted Trade Notice (or if an Attempted Trade Notice covered any shares of Raser Common Stock issuable upon exercise of a Warrant that was the subject of a Notice of Intention to Cancel), then in addition to any liquidated damages payable by Raser pursuant to Section 2(b) of the Registration Rights Agreement, Raser shall be required to pay to the Holder of such Warrant or the holder of such shares of Raser Common Stock, as the case may be, within five (5) Trading Days of any sale of such Warrant or such shares of Raser Common Stock by such Holder or holder, as the case may be, after the receipt of the Notice of Intention to Cancel an amount equal to the product of (1) the number of shares of Raser Common Stock represented by the Warrant that was the subject of the Attempted Trade Notice (or if the Attempted Trade Notice covered shares of Raser Common Stock issuable upon exercise of a Warrant, such number of shares of the Raser Common Stock) times (2) the difference between (a) the VWAP of the Raser Common Stock on the date of intended sale specified on the Attempted Trade Notice and (b) the greater of (I) the sale price received by such Holder or holder for such Warrant or such shares of the Raser Common Stock pursuant to such subsequent sale and (II) the VWAP of the Raser Common Stock on the date of such subsequent sale.

  (x) Raser shall give Merrill Lynch written notice of a Change in Control at least twenty (20) Trading Days prior to closing or effectiveness of such Change in Control, which notice shall describe in reasonable detail the terms of the Change in Control and the anticipated members of the Company's management team after closing or effectiveness of the Change in Control (such notice a "Change in Control Notice"). Each of Merrill Lynch and Raser shall have the right, by providing written notice to the other party (a "Commitment Termination Notice") within ten (10) Trading Days after receipt by Merrill Lynch of a Change in Control Notice, to terminate the Commitment Letter. If either party delivers to the other party a Commitment Termination Notice within such ten (10) Trading Day period, the Commitment Letter shall automatically terminate as of the fifth (5th) Trading Day immediately preceding the Change in Control (the "Change in Control Termination Date") and, notwithstanding anything herein or in any applicable Warrant Agreement to the contrary, the number of Non-ROFR Warrants granted pursuant to subparagraph 7(a) with respect to any RF Projects that represent and are included within the calculation of Remaining Geothermal Capacity (determined as of the date immediately preceding the Change in Control Termination Date ) but which have not yet vested shall automatically vest and become immediately exercisable at or anytime after 9 a.m. New York City time on the Change in Control Termination Date without any further action by Raser or Merrill Lynch (for the avoidance of doubt, the calculation of such number of Non-ROFR Warrants shall assume that Merrill Closings will occur with respect to any RF Projects that represent and are included in the calculation of Remaining Geothermal Capacity as of the date immediately preceding the Change in Control Termination Date).

  (e) Additional Terms of the Warrants. Each Warrant (i) shall expire seven (7) years after the Effective Date, and (ii) shall be immediately exercisable at the time of vesting. Each grant of Warrants provided for in this Paragraph 7 shall be granted pursuant to a warrant agreement between Raser and Merrill Lynch substantially in the form of Annex 3 attached hereto incorporating the terms set forth herein (each a "Warrant Agreement"). Other than pursuant to an Exempt Issuance as defined in the Warrant Agreement, if at any time after the Effective Date and prior to the grant of any ROFR Warrants pursuant to subparagraph 7(b), Raser sells or grants an option to purchase or otherwise dispose of or issue any Raser Common Stock or Raser Common Stock equivalents entitling any person to acquire shares of Raser Common Stock, at an effective price per share less than the exercise price applicable to such ROFR Warrants set forth in subparagraph 7(b) at the time such ROFR Warrants are granted (the "Dilutive Issuance"), then, at the time such ROFR Warrants are granted, the exercise price applicable to such ROFR Warrants shall be reduced by multiplying the applicable exercise price of such ROFR Warrants set forth in subparagraph 7(b) by a fraction, the numerator of which shall be the sum of the number of shares of Raser Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Raser Common Stock and Raser Common Stock equivalents that the aggregate consideration received in connection with such Dilutive Issuance would purchase at the exercise price of such ROFR Warrants set forth in subparagraph 7(b), and the denominator of which shall be the sum of the number of shares of Raser Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Raser Common Stock and Raser Common Stock equivalents issued or issuable in connection with the Dilutive Issuance.

  Information and Investigations

    Each of Truckee (for purposes of this Paragraph 8, only as to and in connection with the Project) and Raser hereby represents and covenants that (i) all information and data (excluding financial and operational projections) that have been or will be made available in written or electronic form by it or any of its respective affiliates, representatives or advisors to Merrill Lynch or any prospective or actual financier or purchaser of Warrants (whether a note purchaser, lender, potential provider of tax equity financing, or any other similar person; each such financier or purchaser, in such capacity is referred to herein as a "Purchaser" and such Purchasers being collectively referred to herein as "Receiving Purchaser") for the Truckee Transaction or any of the other transactions contemplated hereby (the "Information") is and will be, taken as a whole, complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Information not misleading in light of the circumstances under which such Information is provided, and (ii) all financial or operational projections concerning Truckee and the transactions contemplated hereby that (A) have been made or will be prepared by it or any of its respective affiliates, or pursuant to its or any of its respective affiliates' request and direction and (B) have been or will be made available in written or electronic form to Merrill Lynch or any Receiving Purchaser for the Truckee Transaction or any of the other transactions contemplated hereby (the "Projections"), have been and will be reasonably prepared and reflect the then best currently available estimates and judgment of it and its respective affiliates. Notwithstanding the foregoing, Raser and Truckee make no, and disclaim any and all, representations or warranties as to any Projections prepared or made by any third party (i.e. a non-affiliate of Raser) advisors or representatives, or by Merrill Lynch or any Receiving Purchaser (or any of their respective affiliates, representatives or advisors), and any professional judgments or conclusions of third party (i.e. a non-affiliate of Raser) advisors or representatives, or of Merrill Lynch or any Receiving Purchaser (or any of their respective affiliates, representatives or advisors), as may be contained in any Information or Projections delivered or made available hereunder; provided, however, that the foregoing limitation and disclaimer shall not apply to Information supplied (or omitted) by Raser or Truckee, as the case may be, upon which such Projections or such professional judgments or conclusions are based.

    Raser recognizes and consents to the fact that Merrill Lynch (i) does not assume responsibility for the accuracy or completeness of the Information or such other information and (ii) has no obligation to undertake an independent evaluation, appraisal or physical inspection of any parts of the Information provided by Raser.

    Raser and its affiliates hereby acknowledge that (i) Merrill Lynch may make Information and Projections available to a potential or actual Purchaser under a Project Financing (including the Truckee Commitment) through posting on IntraLinks or other similar electronic data site and (ii) certain of the proposed Purchasers may be "public-side" Purchasers (i.e., Purchasers that do not wish to receive material non-public information with respect to Raser, Truckee or their respective affiliates) (each, a "Public Purchaser"). Raser and its affiliates hereby agree that (A) they will use commercially reasonable efforts to identify that portion of the Information and Projections that may be distributed to the Public Purchasers and include a reasonably detailed term sheet in such Information and Projections and that all of the foregoing that is to be made available to Public Purchasers shall be clearly and conspicuously marked "PUBLIC"; (B) by marking materials "PUBLIC," they shall be deemed to have authorized Merrill Lynch and the proposed Purchasers to treat such materials as not containing any material non-public information with respect to Raser, Truckee and their respective affiliates for purposes of United States federal and state securities laws, it being understood that certain of such materials may be subject to the confidentiality requirements of the definitive credit documentation; (C) all materials marked "PUBLIC" are permitted to be made available in such electronic data site designated for "Public Purchasers;" and (D) Merrill Lynch shall be required to treat any materials that are not marked "PUBLIC" as being suitable only for posting to such data sites not designated for "Public Purchasers." Upon reasonable advance request, Merrill Lynch agrees to provide Raser with reasonable access to such electronic postings.

  Indemnity

    Truckee (for all purposes of this Paragraph 9, only as to and in connection with the Project) and Raser agree to indemnify and hold harmless Merrill Lynch, each other Receiving Purchaser and their respective affiliates, and each such person's respective officers, directors, employees, agents and controlling persons (Merrill Lynch and each such other person being an "Indemnified Party") from and against any and all direct losses, claims, damages, costs, expenses and liabilities, joint or several, arising or resulting from any pending or threatened claim, action, proceeding or investigation brought by any person, including any shareholder derivative action brought on behalf of Raser or its affiliates (but excluding any claim, action, proceeding or investigation brought directly by Raser or any of its affiliates) or governmental body against the Indemnified Party related to or arising out of or in connection with this Commitment Letter, the Senior Secured Financing, the loans thereunder and the use of proceeds therefrom, the Truckee Transaction or any related transaction, any of the Geothermal Projects, the performance by any Indemnified Party of the services contemplated hereby or such Indemnified Party's obligations in accordance with the terms hereof or Merrill Lynch's exercise of its Right to Finance in accordance with the terms hereof, and Raser will reimburse each Indemnified Party for any and all expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any such claim, action, proceeding or investigation, whether or not the Truckee Transaction (or with respect to a Geothermal Project, a Project Financing) is consummated, or the Truckee Commitment or this Commitment Letter is terminated; provided, however, that Raser shall not indemnify or hold harmless the Indemnified Parties with respect to loss of, or allocation of, any tax attributes related to the Tax Equity Transaction, including without limitation depreciation, amortization and production tax credits. Notwithstanding the foregoing, Raser's and Truckee's obligations under this Paragraph 9 shall not apply to losses, claims, damages, costs, expenses and liabilities to the extent determined by a final judgment of a court of competent jurisdiction to relate to or arise out of or in connection with the Indemnified Party's bad faith, gross negligence or willful misconduct. To the extent that Raser and/or Truckee make any payments hereunder to any Indemnified Party in respect of losses, claims, damages, costs, expenses and liabilities that are subsequently determined by a final judgment of a court of competent jurisdiction to relate to or arise out of or in connection with the Indemnified Party's bad faith, gross negligence or willful misconduct, Merrill Lynch will promptly pay over and return such amounts to Raser and/or Truckee, as the case may be. Raser, Truckee and Merrill Lynch also agree that no party hereto, whether under this Paragraph 9 or otherwise, will have any liability to any other party hereto or to an Indemnified Party for, and no party hereto or Indemnified Party will or will be entitled to assert any claim against another party hereto for, special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with this Commitment Letter, the Senior Secured Financing, the loans thereunder or the use of proceeds therefrom, the Truckee Transaction or any related transaction, any of the Geothermal Projects or the performance by any party of its obligations hereunder. Notwithstanding any other provision of this Commitment Letter, no party hereto (in such capacity, the "First Party") shall be liable to any other party hereto for any damages arising from the use by third parties of information or other materials of such other party obtained through electronic data site postings, except to the extent such information or other materials were obtained as a result of the First Party's bad faith, gross negligence or willful misconduct.

    With respect to any indemnification involving the Truckee Transaction, if the indemnification of an Indemnified Party hereunder is for any reason unavailable to hold harmless an Indemnified Party in accordance with the terms of Paragraph 9(a), then Raser and Truckee agree to contribute, on a joint and several basis, to the aggregate amount of any such losses, claims, damages, costs, expenses and liabilities subject to indemnification under Paragraph 9(a), as incurred, in such proportion as is appropriate to reflect the relative benefits to Raser and/or Truckee, on the one hand, and Merrill Lynch and any other Indemnified Parties, on the other hand, from the Truckee Transaction (whether or not the Truckee Transaction is consummated), and also the relative fault of Raser and Truckee, on the one hand, and Merrill Lynch and any other Indemnified Parties, on the other hand, in connection with such losses, claims, damages, costs, expenses and liabilities, as well as any other relevant equitable considerations. With respect to any indemnification involving any matter other than the Truckee Transaction, if the indemnification of an Indemnified Party hereunder is for any reason unavailable to hold harmless an Indemnified Party in accordance with the terms of Paragraph 9(a), then Raser agrees to contribute to the aggregate amount of any such losses, claims, damages, costs, expenses and liabilities subject to indemnification under Paragraph 9(a), as incurred, in such proportion as is appropriate to reflect the relative benefits to Raser, on the one hand, and Merrill Lynch and any other Indemnified Parties, on the other hand, from such transaction as evidenced by a Financing Commitment with Merrill Lynch therefor (if any such Financing Commitment exists and whether or not the transaction contemplated by such Financing Commitment is consummated), and also the relative fault of Raser, on the one hand, and Merrill Lynch and any other Indemnified Parties, on the other hand, in connection with such losses, claims, damages, costs, expenses and liabilities, as well as any other relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.

    Raser and Truckee agree that, without Merrill Lynch's prior written consent, none of Raser, Truckee or any of their respective affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, proceeding or investigation that is subject to indemnification pursuant to Paragraph 9(a) ("Proceeding"), unless such settlement, compromise or consent (i) includes a full and unconditional written release in form and substance satisfactory to the applicable Indemnified Parties of each such Indemnified Party from all liability arising out of such claim, action, proceeding or investigation together with any other claim, action, proceeding or investigation involving the same parties to the Proceeding that arise out of the same facts and circumstances underlying the Proceeding being settled and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any such Indemnified Party.

    The indemnity provided for herein shall remain in full force and effect notwithstanding expiration or termination of the Truckee Commitment or this Commitment Letter (for whatever reason); provided, however, that such indemnity shall have no effect as to matters relating to any Geothermal Project (including the Project and any project that has ever been considered a Geothermal Project under this Commitment Letter) that are or become the subject of a Financing Commitment entered into by Raser or its affiliates on one hand and Merrill Lynch on the other hand, or a Merrill Closing, it being acknowledged and agreed that the Financing Commitment and/or definitive documents entered into in connection with each such Project Financing will supercede and replace this Commitment Letter with respect to such Geothermal Project and Project Financing.

  Confidentiality; Publicity

  This Commitment Letter and its contents and the activities of the parties hereto and their respective affiliates pursuant this Commitment Letter are confidential and shall not be disclosed by or on behalf of any such party or any of their respective affiliates to any person without the other party's prior written consent, except that any party hereto may disclose this Commitment Letter (a) to its respective affiliates, officers, directors, employees and advisors, and then only in connection with the Truckee Transaction and other transactions contemplated hereby and on a confidential need-to-know basis, (b) to any Purchaser, provided that such Purchaser shall execute a confidentiality agreement requiring such Purchaser to maintain the confidentiality of the information to the same extent as required hereunder and (c) as required by applicable law, regulatory or self-regulatory authority, including without limitation, the rules of any stock exchange on which such party's securities are listed or compulsory legal process (based on the advice of legal counsel), or requested by governmental authorities; provided, however, that in the event of any compulsory legal process the party seeking to disclose such information shall give the other parties hereto prompt notice thereof and cooperate with such other parties in securing a protective order in the event of compulsory disclosure and that any disclosure made pursuant to public filings (whether pursuant to the rules of any stock exchange or otherwise) shall be subject to such other parties' prior review. Without limiting the generality of the foregoing, each party hereto agrees to permit the other party to review and approve any reference to such other party or any of its affiliates in connection with the Truckee Transaction, the Right to Finance, the Geothermal Projects or any of the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. Notwithstanding anything in this Agreement to the contrary, Raser and Truckee agree that Merrill Lynch may use and may share information concerning Raser, Truckee and their respective subsidiaries and affiliates among Merrill Lynch solely in connection with the evaluation and consummation of the Truckee Transaction and any other transactions contemplated hereby, the performance of Merrill Lynch's services and obligations hereunder and Merrill Lynch's Right to Finance. Raser and Truckee also acknowledge that Merrill Lynch may be providing debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with the interests of Raser, Truckee or their respective affiliates including with respect to the Geothermal Projects. Merrill Lynch agrees that it will not furnish confidential information obtained from Raser or Truckee to any of Merrill Lynch's other customers or any other party and that Merrill Lynch will treat confidential information relating to Raser, Truckee and their respective affiliates with the same degree of care as Merrill Lynch treats its own confidential information. Merrill Lynch will not make available to Raser, Truckee or their respective affiliates confidential information that Merrill Lynch has obtained or may obtain from any other customer. Notwithstanding the foregoing or anything in this Commitment Letter to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3), each party hereto (and any employee, representative or other agent of such party) may disclose to any and all persons or entities, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Truckee Transaction or any other Project Financing or related transaction contemplated herein, it being understood and agreed, for this purpose, (1) the name of, or any other identifying information regarding (a) Truckee or other project company or any existing or future investor (or any affiliate thereof) in Truckee or other project company, or (b) any investment or transaction entered into by Truckee or other project company; (2) any performance information relating to Truckee or other project company or its respective investments; and (3) any performance or other information relating to investments sponsored by Truckee or other project company, does not constitute such tax treatment or tax structure information.

  Termination of the Truckee Commitment and the Commitment Letter

  (a) Termination of the Truckee Commitment. The Truckee Commitment shall expire on the earliest to occur of (i) the effectiveness of the Truckee Transaction Documents, and (ii) June 30, 2008, unless extended by mutual agreement of the parties; provided, however, the provisions of Paragraphs 1, 2 and 5 through 18 will survive any expiration or termination of the Truckee Commitment.

  (b) Termination of this Commitment Letter. Either Merrill Lynch or Raser may terminate this Commitment Letter in any of the following circumstances: (i) effective upon delivery of written notice of termination, if the other of them experiences a Bankruptcy Event; (ii) as provided in Paragraph 7(d)(x); (iii) effective upon delivery of written notice of termination after such time as no geothermal projects are subject to the Right to Finance or the ROFR as provided herein; (iv) effective upon delivery of written notice of termination in the circumstances described in Paragraph 3(h); (v) effective upon delivery of written notice of termination after the expiration of five (5) years following the Effective Date; provided, however, the last sentence of Paragraph 1(i) and all of Paragraphs 5, 6, 7(d) and 8 through 18 will survive any termination of this Commitment Letter. For purposes hereof, a "Bankruptcy Event" means, with respect to a person (in such capacity, the "Subject"): (A) the filing of a petition by or against the Subject as "debtor" under Title 11 of the United States Code (the "Bankruptcy Code") seeking the adjudication of the Subject as bankrupt or the appointment of a trustee, receiver, or custodian of the Subject's assets and in case of a petition filed against the Subject, such filing not having been withdrawn or dismissed within thirty (30) days after the date of such filing; (B) the making by the Subject of a general assignment for the benefit of creditors; (C) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian to take possession of or control over the assets of the Subject unless such proceedings and the person appointed are dismissed within thirty (30) days after the date upon which the court issued its order, judgment, or decree; or (D) the determination by the Bankruptcy Court or the written admission of the Subject that the Subject is generally unable to pay its debts as they become due within the meaning of Section 303(h)(l) of the Bankruptcy Code. In addition, Raser may terminate this Commitment Letter effective upon delivery of written notice of termination after a total of five (5) of any combination of Similar Project Passes, Project Passes and/or the failure to close and fund any Project Financing for which Merrill Lynch has delivered a Financing Commitment entered into by Raser or its affiliates on one hand and Merrill Lynch on the other hand, unless such failure is due solely to a breach or default by Raser or its affiliates or the failure of Raser or its affiliates to satisfy a condition precedent to the closing or initial funding thereof.

  Assignment; No Third-Party Beneficiaries; No Fiduciary; Etc.

    This Commitment Letter and the Truckee Commitment shall not be assignable by any party hereto (other than by Merrill Lynch to its affiliates) without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Paragraph 12 shall prohibit Merrill Lynch (in its sole discretion) from (i) performing any of its duties provided for hereunder through any of its affiliates, and Raser and Truckee will owe any related duties provided for hereunder to any such affiliate, and (ii) selling (in consultation with Raser and Truckee) assignments of all or a portion of the Truckee Commitment pursuant to arrangements satisfactory to Merrill Lynch (provided that the terms of such arrangements do not limit any right or create any additional obligation of Truckee or Raser other than as contemplated by this Commitment Letter without their prior written consent in their sole discretion). The limitation on assignment provided for herein shall have no effect as to a Financing Commitment entered into by Raser or its affiliates on one hand and Merrill Lynch on the other hand, or a Merrill Closing, it being acknowledged and agreed that the Financing Commitment and/or definitive documents entered into in connection with each such Project Financing will supercede and replace this Commitment Letter with respect to such Geothermal Project and Project Financing.

    This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person, except to the extent expressly set forth herein.

    In connection with all aspects of each transaction contemplated by this Commitment Letter, Merrill Lynch, Raser and Truckee each acknowledges and agrees, and acknowledges their respective affiliates' understanding, that (i) the matters set forth in this Commitment Letter constitute an arm's-length commercial transaction, between Raser and Truckee, on the one hand, and Merrill Lynch, on the other hand, (ii) in connection with each such transaction and the process leading thereto, Merrill Lynch will act solely as a principal and not as agent (except as otherwise expressly provided herein) or fiduciary of Raser or Truckee or their respective stockholders, affiliates, creditors, employees or any other party, (iii) Merrill Lynch will not assume an advisory or fiduciary responsibility in favor of Raser or Truckee or any of their respective affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Merrill Lynch has advised or is currently advising Raser or Truckee on other matters) and Merrill Lynch will not have any obligation to Raser or Truckee or any of their respective affiliates with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (iv) neither Raser nor Truckee will have any obligation to Merrill Lynch with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (v) Merrill Lynch may be engaged in a broad range of transactions that involve interests that conflict with those of Raser and Truckee and their respective affiliates, (vi) Merrill Lynch has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and Raser and Truckee have consulted and will consult their own legal, accounting, regulatory, and tax advisors, to the extent they deem appropriate, and (vii) neither Raser nor Truckee has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and Merrill Lynch has consulted and will consult its own legal, accounting, regulatory, and tax advisors, to the extent it deems appropriate. Each of the parties hereto (on their own behalf and on behalf of their respective affiliates) hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any other party hereto with respect to any breach or alleged breach of fiduciary duty.

  Governing Law; Waiver of Jury Trial

    This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws provisions thereof other than Sections 5-1401 and 5-1402 of the New York General Obligations law). Any legal action or proceeding with respect to this Commitment Letter, the Truckee Transaction or the other transactions contemplated hereby, or the performance by Merrill Lynch of the services contemplated hereby, shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Commitment Letter, the parties accept the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Commitment Letter, the Truckee Transaction or the other transactions contemplated hereby, or the performance by Merrill Lynch of the services contemplated hereby, from which no appeal has been taken or is available.

    WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING RELATING TO THIS COMMITMENT LETTER, THE TRUCKEE TRANSACTION, THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE BY MERRILL LYNCH OF THE SERVICES CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION, CLAIM OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

  Amendments; Counterparts; etc.

  No amendment or waiver of any provision of this Commitment Letter shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Fee Letter and the Registration Rights Agreement are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier or portable document format shall be effective as delivery of a manually executed counterpart.

  Patriot Act.

  Merrill Lynch hereby notifies Raser and Truckee that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Patriot Act"), the holders of the notes or other debt instruments issued pursuant to or in connection with this Commitment Letter (each, a "Truckee Noteholder") may be required to obtain, verify and record information that identifies Raser and Truckee, which information includes the name, address and tax identification number and other information regarding them that will allow such Truckee Noteholder to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Truckee Noteholders.

  Public Announcements; Notices.

    Notwithstanding anything to the contrary in this Commitment Letter or any other document related hereto, Merrill Lynch may, subject to the prior consent of Raser (not to be unreasonably withheld, delayed or conditioned) at Merrill Lynch's expense, publicly announce as Merrill Lynch may choose the capacities in which Merrill Lynch has acted hereunder.

    Any notice given pursuant to this Commitment Letter shall be in writing and delivered by a recognized overnight delivery service (charges prepaid and confirmation of delivery required), or by registered or certified mail with return receipt requested (postage prepaid), if to (i) Raser or Truckee, at the address set forth on page one hereof, with a copy to Raser Technologies, Inc., 5152 North Edgewood Drive, Provo, Utah 84604, Attention: General Counsel; and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, at the following addresses: World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, Attention: John McGreevey, and 4 World Financial Center, 7th floor, New York, New York 10080, Attention: Ron Torok. All notices shall be deemed delivered: (a) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (b) four (4) Business Days after having been sent by registered or certified mail.

  Representations and Warranties

    By Raser. Raser hereby represents and warrants to Merrill Lynch that as of the Effective Date:

      Each of Raser and Truckee is duly organized and validly existing in good standing under the laws of the State of Delaware.

      Each of Raser and Truckee has the requisite corporate power and authority to enter into and perform its obligations under each of the following documents to which it is a party (collectively referred to as the "Commitment Documents"): the Commitment Letter, the Fee Letter, the Registration Rights Agreement and each additional warrant agreement to be entered into pursuant to Paragraph 7 hereof (each, a "Future Warrant Agreement"). The execution and delivery of the Commitment Documents by each of Raser and Truckee and the consummation by Raser of the transactions contemplated hereby and thereby, including, without limitation, the grant by Raser of the Warrants pursuant to the Future Warrant Agreements, and the reservation for issuance and the issuance of Raser Common Stock issuable upon exercise of the Warrants, have been duly authorized by Raser's Board of Directors and Truckee (as applicable) and (other than the filing with the Securities and Exchange Commission ("SEC") of one or more Registration Statements pursuant to Raser's obligations under the Registration Rights Agreement and such filings as may be required by the New York Stock Exchange Arca or any successor thereto (the "Principal Market") with respect to the transactions contemplated hereby, by the Future Warrant Agreements) no further consent or authorization is required by Raser, its Board of Directors, its stockholders or Truckee in connection with the transactions or matters contemplated by the Commitment Documents. This Commitment Letter and the other Commitment Documents have been (and with respect to the Future Warrant Agreements, will have been) duly executed and delivered by Raser and Truckee, and constitute the legal, valid and binding obligations of Raser and Truckee, enforceable against Raser and Truckee in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

      The Warrants are (or when granted pursuant to the terms hereof, will be) duly authorized and free from all taxes, liens and charges with respect to the issue thereof. The shares of Raser Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for issuance, free of pre-emptive rights, and sufficient for the purpose of enabling Raser to satisfy all obligations to issue the Raser Common Stock as and when required by this Commitment Letter and any Future Warrant Agreement. Upon issuance in accordance with any Future Warrant Agreement, the Raser Common Stock will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Raser Common Stock. The offer and issuance by Raser of the Warrants and the Raser Common Stock issuable upon exercise of the Warrants are exempt from registration under the Securities Act of 1933, as amended.

      The execution, delivery and performance of the Commitment Documents by Raser and Truckee and the consummation by Raser and Truckee of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Warrants and reservation for issuance and issuance of the Raser Common Stock issuable upon exercise of the Warrants) do not and will not (A) result in a violation of the Certificate of Incorporation, Bylaws, Certificate of Formation or other organizational documents of Raser or Truckee (as applicable), (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Raser or Truckee is a party or by or to which any of their assets are bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to Raser or Truckee or by which any property or asset of Raser or Truckee is bound or affected, except, in the case of subclause (B), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Raser or Truckee.

      Raser and Truckee have obtained all consents, authorizations or orders of, or made all filings or registrations with, any court, governmental agency or any regulatory or self-regulatory agency or any other person required in order for such party to execute, deliver or perform any of its obligations under or contemplated by the Commitment Documents, in each case in accordance with the terms hereof or thereof, other than as may be required by federal and state securities laws and rules and regulations of the Principal Market with respect to Raser's obligations under the Registration Rights Agreement, which consents, authorizations, orders, filings or registrations shall be made or obtained pursuant to and in accordance with the Registration Rights Agreement.

    By Merrill Lynch. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Signatory") hereby represents and warrants to Raser that as of the Effective Date:

      Merrill Signatory is duly organized and validly existing in good standing under the laws of the State of Delaware.

      Merrill Signatory has the requisite corporate power and authority to enter into and perform its obligations under the Commitment Documents. The execution and delivery of the Commitment Documents by Merrill Signatory and the consummation by Merrill Signatory of the transactions contemplated hereby and thereby have been duly authorized by Merrill Signatory's Board of Directors and no further consent or authorization is required by Merrill Signatory, its Board of Directors or its stockholders. This Commitment Letter and the other Commitment Documents have been duly executed and delivered by Merrill Signatory, and constitute the legal, valid and binding obligations of Merrill Signatory, enforceable against Merrill Signatory in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

      The execution, delivery and performance of the Commitment Documents by Merrill Signatory and the consummation by Merrill Signatory of the transactions contemplated hereby and thereby do not and will not (A) conflict with or result in a violation of the Certificate of Incorporation or Bylaws of Merrill Signatory, (B) conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Merrill Signatory is a party or by which it or any of its material assets is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of applicable securities exchanges) applicable to Merrill Signatory or by which any property or asset of Merrill Signatory is bound or affected, except, in the case of subclause (B), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Merrill Signatory.

      Merrill Signatory has obtained all consents, authorizations or orders of, or made all filings or registrations with, any court, governmental agency or any regulatory or self-regulatory agency or any other person required in order for such party to execute, deliver or perform any of its obligations under or contemplated by the Commitment Documents, in each case in accordance with the terms hereof or thereof.

  Certain Definitions; Rules of Interpretation; Severability

(a) Certain Definitions. In this Commitment Letter:

(i) An "affiliate" of any person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under the common control with, such person and the respective directors, officers, employees and agents of each of them (provided that for purposes of this Commitment Letter, none of Raser nor any of its affiliates (including Truckee) shall be deemed to be affiliates of Merrill Lynch); "controlling person" means any person who controls any other person; "control" (including the term "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person, whether through the ownership of securities, by contract or agency or otherwise.

(ii) "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

(iii) "Change in Control" means the occurrence of any of the following events:

(a) the consummation of a merger or consolidation of Raser with any other company, other than a merger or consolidation which would result in the voting securities of Raser outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(b) the consummation of a plan of complete liquidation of Raser;

(c) the consummation of the sale or disposition by Raser of all or substantially all of Raser's assets;

(d) the consummation of any transaction the result of which is that any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by Raser's then outstanding voting securities.

(iv) "person" means any individual, firm, company, partnership or association.

(v) "Trading Day" means any day on which Raser Common Stock actually trades on the Principal Market.

(b) Rules of Interpretation. With reference to this Commitment Letter:

(i) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or any Commitment Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(ii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(iii) Paragraph headings herein are included for convenience of reference only and shall not affect the interpretation of this Commitment Letter or any Commitment Document.

(c) Severability. If any term, provision, covenant or restriction contained in this Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Raser and Merrill Lynch shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

[Signature Page Follows]

Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this Commitment Letter, together with executed copies of the other Commitment Documents, no later than the close of business (Eastern prevailing time) on the date hereof whereupon this Commitment Letter shall constitute a binding agreement among the parties hereto.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: /s/ Christopher Smith _

Name: Christopher Smith

Title: Director

Accepted and Agreed

RASER TECHNOLOGIES, INC.

By: /s/ Brent M. Cook _

Name: Brent M. Cook

Title: CEO
Date: January 16, 2008

Truckee Geothermal No. 1 SV-01, LLC

By: /s/ Brent M. Cook _

Name: Brent M. Cook

Title: Manager
Date: January 16, 2008

Annexes

1- Index of Defined Terms

2- Truckee Transaction Overview

3- Form of Warrant Agreement

4- Class II Excluded Financings

5- Structuring Fee Schedule

affiliate 18(a)(i)

Alternative Transaction 1(f)(iv)

Alternative Transaction Notice 1(f)(iv)(A)

AT Offer to Match 1(g)(i)

Attempted Trade Notice 7(d)(ix)

Bankruptcy Code 11(b)

Bankruptcy Event 11(b)

Business Day 18(a)(ii)

Change in Control 18(a)(iii)

Change in Control Notice 7(d)(x)

Change in Control Termination Date 7(d)(x)

Class I Excluded Financing 1(d)(i)

Class I Excluded Project 1(d)(i)

Class II Excluded Financings 1(d)(ii)

Commitment Documents 17(a)(ii)

Commitment Letter Preamble Paragraph

Commitment Notice 1(f)(i)

Commitment Period 1(f)(ii)

Commitment Termination Notice 7(d)(x)

Competing Offer 1(a)(iii)

control 18(a)(i)

controlling person 18(a)(i)

Dilutive Issuance 7(e)

Due Diligence Period 1(g)(ii)(B)

Effective Date Preamble Paragraph

Fee Letter 6

Fifth Call Alert Notice 7(d)(v)

Fifth Call Alert Notice Period 7(d)(v)

Fifth Call Cancellation Notice Period 7(d)(v)

Fifth Call Measurement Period 7(d)(v)

Fifth Call Notice of Intention to Cancel 7(d)(v)

Fifth Series of Warrants 7(d)(v)

Financing Commitment 1(a)(ii)

First Call Alert Notice 7(d)(i)

First Call Alert Notice Period 7(d)(i)

First Call Cancellation Notice Period 7(d)(i)

First Call Measurement Period 7(d)(i)

First Call Notice of Intention to Cancel 7(d)(i)

First Merrill Closing 7(d)(i)

First Party 9(a)

First Series of Warrants 7(d)(i)

Fourth Call Alert Notice 7(d)(iv)

Fourth Call Alert Notice Period 7(d)(iv)

Fourth Call Cancellation Notice Period 7(d)(iv)

Fourth Call Measurement Period 7(d)(iv)

Fourth Call Notice of Intention to Cancel 7(d)(iv)

Fourth Series of Warrants 7(d)(iv)

Future Warrant Agreement 17(a)(ii)

Geothermal Program Preamble Paragraph

Geothermal Project(s) 1(a)(i)

GP Reduction 1(g)(iv)

Indemnified Party 9(a)

Information 8(a)

Letter of Credit Financing Preamble Paragraph

Matching Financing Commitment 1(g)(iii)(A)

Material Adverse Change 4

Merrill Closing 1(c)

Merrill Lynch Preamble Paragraph

Merrill Signatory 17(b)

No Shop Covenant 1(e)

Non-ROFR Warrants 7

Notice of Intention to Cancel 7(d)(viii)

Offer to Match 1(a)(iii)

Original ROFR Warrant Price 7(b)

Original Warrant Price 7(a)(i)

Patriot Act 15

Permitted AT Offer 1(g)(i)

person 18(a)(iv)

Pre-Construction Financing 1(d)(i)(C)

Principal Market 17(a)(ii)

Proceeding 9(c)

Project Preamble Paragraph

Project Financing 1(a)(i)

Project Pass 1(f)(ii)

Projections 8(a)

Public Purchaser 8(c)

Purchaser 8(a)

Raser Preamble Paragraph

Raser Common Stock 7

Raser Rejection 1(f)(iii)

Receiving Purchaser 8(a)

Registration Conditions 7(d)(ix)

Registration Rights Agreement 7(d)(ix)

Rejection Grant Event 7(c)

Remaining Geothermal Capacity 1(g)(iv)

Restricted Period 7(d)(ix)

Restricted Period Closing Price 7(d)(ix)

RF Projects 1(a)(i)

Right to Finance 1(a)(i)

ROFR 1(a)(i)

ROFR Call Alert Notice 7(d)(viii)

ROFR Call Alert Notice Period 7(d)(viii)

ROFR Call Cancellation Notice Period 7(d)(viii)

ROFR Call Measurement Period 7(d)(viii)

ROFR Call Notice of Intention to Cancel 7(d)(viii)

ROFR Match Period 1(a)(iii)

ROFR Projects 1(a)(i)

ROFR Reduction 1(a)(iii)

ROFR Series of Warrants 7(d)(viii)

ROFR Warrants 7

SEC 17(a)(ii)

Second Call Alert Notice 7(d)(ii)

Second Call Alert Notice Period 7(d)(ii)

Second Call Cancellation Notice Period 7(d)(ii)

Second Call Measurement Period 7(d)(ii)

Second Call Notice of Intention to Cancel 7(d)(ii)

Second Look Matching Right 1(g)(i)

Second Look Pass 1(g)(iii)(A)

Second Series of Warrants 7(d)(ii)

Senior Secured Financing Preamble Paragraph

Seventh Call Alert Notice 7(d)(vii)

Seventh Call Alert Notice Period 7(d)(vii)

Seventh Call Cancellation Notice Period 7(d)(vii)

Seventh Call Measurement Period 7(d)(vii)

Seventh Call Notice of Intention to Cancel 7(d)(vii)

Seventh Series of Warrants 7(d)(vii)

Similar Project Pass 1(f)(ii)

Similar Projects 1(a)(ii)

Sixth Call Alert Notice 7(d)(vi)

Sixth Call Alert Notice Period 7(d)(vi)

Sixth Call Cancellation Notice Period 7(d)(vi)

Sixth Call Measurement Period 7(d)(vi)

Sixth Call Notice of Intention to Cancel 7(d)(vi)

Sixth Series of Warrants 7(d)(vi)

Subject 11(b)

Tax Equity Financing Preamble Paragraph

Third Call Alert Notice 7(d)(iii)

Third Call Alert Notice Period 7(d)(iii)

Third Call Cancellation Notice Period 7(d)(iii)

Third Call Measurement Period 7(d)(iii)

Third Call Notice of Intention to Cancel 7(d)(iii)

Third Party ROFR Financing Commitment 1(a)(iii)

Third Series of Warrants 7(d)(iii)

Trading Day 18(a)( v)

Transaction Overview Preamble Paragraph

Truckee Preamble Paragraph

Truckee Commitment Preamble Paragraph

Truckee Noteholder 15

Truckee Transaction Preamble Paragraph

Truckee Transaction Documents 3(a)

VWAP 7(a)(i)

Warrant Agreement 7(e)

Warrant Installment 7

Warrants 7

Annex 2

Truckee Transaction Overview

ANNEX 2: TRANSACTION OVERVIEW

PROJECT DESCRIPTION
Project

Truckee Geothermal No. 1. SV-01, LLC (or other to-be-formed special purpose project company) will develop a 10.5 megawatt ("MW") net nameplate capacity geothermal project located in Nye County, Nevada (the "Project"). The Project is located on what is commonly known as the RO Ranch, which is approximately 1,243 acres. Preliminary site work began in 2007 and the expected COD (as defined below) is July 24, 2008. FERC Qualifying Facility status became effective May 20, 2007 per Notice of Self-Certification (Docket QF07-137).

The Project will consist of 45 B280 turbines manufactured by the Turbine Supplier (as defined below) that will be installed above ground. The Project will be connected through above ground piping and underground cabling to an adjacent substation. The substation will interconnect via a 25 kilovolt distribution line with the *** distribution system at the substation.

Project Cost	The total project finance cost is expected to be up to approximately $44.0 million, including a $5.4 million Letter of Credit issued to ***.
KEY PARTICIPANTS
Borrower/ Company

Truckee Geothermal No. 1. SV-01, LLC (or other to-be-formed special purpose project company) (the "Company"), a Delaware limited liability company to be owned by Western Renewable Power, LLC ("WRP") and an affiliate of Merrill Lynch.

The Company's sole purpose is to own, develop, construct, operate and maintain the Project and to generate and sell electricity from the Project.

Parent of Borrower (Indirect)	Raser Technologies, Inc. a Delaware corporation ("Raser")
Arranger	Merrill Lynch, Pierce, Fenner & Smith and/or its affiliates ("Merrill Lynch")
EPC Contractor	TBD
Construction Management	Cummins & Barnard, Inc.
Drilling Contractor	Layne Christensen
Interconnection Supplier	***
Power Purchaser	***
Turbine Supplier	UTC Power ("United Technologies"), a United Technologies company
Facility Operator and Maintenance Providers	United Technologies under a direct contract with the Company. Raser Power Systems, LLC, with a Raser back-stop guarantee, will provide full-wrap on O&M.
Borrower's Engineer	Cummins & Barnard, Inc.
Geothermal Engineer	GeothermEx
Independent Engineer	RW Beck
PROJECT DOCUMENTS
Interconnection Agreement	Raser and the Company will enter into an Interconnection Agreement with ***.
Power Purchase Agreement	***
United Technologies Service Agreement	United Technologies will directly contract with the Company to provide turbine maintenance.
EPC Agreement

The Company will enter into a turnkey EPC Agreement with Raser satisfactory to Merrill Lynch in its sole discretion, containing the following key terms:

    The Contractor is responsible for all aspects of design, engineering and construction.
    Substantial completion, as described in the EPC Agreement and at least meeting the level of completion necessary to support the Company's obligations under the Power Purchase Agreement and a placed in service determination for federal income tax purposes (the date on which this is achieved, "COD"), which shall occur no later than September 30, 2008 ("Guaranteed COD"). Final completion and satisfaction of punch list items ("Final Completion") will occur thereafter as provided in the EPC Agreement. Certain third party vendor payments will be deferred until after COD to cover construction delays and performance test failures.

3. The EPC Contract will be collaterally assigned as security for the Financing.

4. Warranties and guaranties of schedule and performance.

Raser Drilling Escrow and Guarantee

At closing of the Financing, Raser will (1) fund a drilling escrow account (outside of the Account Waterfall Provisions), in an amount sufficient to fund all of the remaining drilling and well-field development costs for the Project (which will be collaterally assigned as security for the Financing) and (2) enter into an agreement with the Company to perform and successfully complete, in accordance with prudent industry practice and at Raser's sole cost, all drilling required for the construction of the Project.

As Raser incurs drilling and well-field development costs, Raser will be reimbursed therefor from the drilling escrow account through requisitions submitted by the Company, which requisitions: (1) shall be approved by the Independent Engineer; and (2) shall be subject to submission of satisfactory evidence that Raser applied such amounts for the payment of drilling and well-field development costs.

Turbine Warranty

United Technologies will provide a turbine warranty to expire at the earlier of 18 months after the date of delivery or 12 months from commissioning (which is contemplated to occur at substantial completion).

UTC Services Agreement	United Technologies will directly contract with the Company to provide turbine maintenance and will provide a 92% uptime guarantee for the first 5 years after commissioning ***.
O&M	Raser shall enter into an O&M Agreement with the Company, which shall be in a form and substance acceptable to Merrill Lynch in its sole discretion.
License and Services Agreements

Raser (or Raser affiliates) will license the heat exchange technology and the Symetron technology to the Company, will supply steam to the Company, and will manage the Company for various fees. Fees will include:

  A Symetron license fee in an amount equal to 7% of the Company's net revenues, payable quarterly.
  A heat transfer license fee in an amount equal to 7% of the Company's net revenues, payable quarterly.
  $60/hr of operation under steam supply agreement.
  $200,000/qtr. managing member fee.
  $22,500/qtr. O&M fee.
  Development fee of $5.3 million payable from releases from reserves (as described in the Account Waterfall Provisions below) and cash flow distributions.

Such fees (except for item 5) will be due and payable solely to the extent permitted to be paid under the Account Waterfall Provisions (described below) (i.e., such fees will not be due and payable if the Company is in default under the various license, supply, development and other agreements) and subordinated to external O&M costs, leases, insurance, taxes, other operational expenses, debt service and reserves under the Account Waterfall Provisions (described below).

Land Rights

Raser Power Systems will assign a surface access and use agreement and geothermal resources leases to the Company. Raser Power Systems will transfer all surface rights associated with an approximately 1,243 acre parcel within the RO Ranch and will transfer geothermal rights on said parcel sufficient to construct and operate a 10.5 MW facility. Raser Power Systems will be paid a royalty of 6.5% of gross revenue (non-external portion to be subordinated under "License and Services Agreement" as described above).

The assigned leases will be subject to a mortgage in the Financing.

FINANCING
Financing Overview

The Company will issue fixed rate, fully amortizing senior secured debt under a Note Purchase or Credit Agreement (the "Senior Secured Financing") in the principal amount of up to $38.6 million. The proceeds will be disbursed in quarterly advances. All advances will initially be placed into a construction funding account with the Account Bank. The Company will draw on construction funds pursuant to the Account Waterfall Provisions (described below) for construction expenses incurred in accordance with the construction budget. To the extent that construction is under budget, at Final Completion the unissued portion of the commitment will be terminated. All Project cash flow will be subject to the Account Waterfall Provisions.

In addition, a Letter of Credit facility will be established as described under "Letter of Credit Financing" below.

The lenders under the Senior Secured Financing are referred to as "Senior Secured Lenders." Collectively, the Senior Secured Financing and the Letter of Credit Financing are referred to herein as the "Financing." The documentation of the Financing is referred to herein collectively as the "Financing Documents."

Administrative and Collateral Agent	Deutsche Bank Trust Company
Account Bank	Deutsche Bank Trust Company
Anticipated Closing Date	On or about February 15, 2008.
Purpose

To finance up to 100% of the agreed Project Cost, including:

  Design and construction related costs relating to the Project including related site works;
  Reimbursement of project development costs;
  Start-up and testing costs;
  Purchase and installation of equipment;
  Development and advisory costs;
  Financing costs and fees and interest accrued during construction; and
  Pre-funding of certain deposits accounts.

Maturity Date	The Senior Secured Financing will mature in 2023, on the fifteenth anniversary of the closing.
Optional Prepayment

Non-redeemable until five (5) years after COD. Callable thereafter with a make-whole premium calculated on the basis of a discount rate equal to the then prevailing treasury rate plus fifty (50) basis points (the "Make-whole Premium") applied to the prepaid principal and unpaid interest thereon on the applicable payment dates in excess of the prepaid principal.

Mandatory Prepayment

The entire outstanding amount of the Senior Secured Financing will be subject to mandatory repayment: (a) upon the occurrence of a casualty event exceeding a threshold to be negotiated, and (b) upon a change of control (in which case the Make-whole Premium thereon shall be due). In addition, the Company will be required to prepay the amount of casualty proceeds received that are not applied toward restoration.

Interest During Construction	Interest will accrue and compound quarterly until COD.
Interest Rate

The Interest Rate will be the Base Rate plus the Interest Margin swapped to the fixed rate to be determined at Closing.

"Base Rate" will be the prevailing three month LIBOR at Closing.

"Interest Margin" will equal five percent (5%).

Default Rate	The Default Rate will be at a fixed interest rate of an additional two percent (2%) per annum.
Interest Payments	Interest on the Senior Secured Financing will be calculated and accrued in arrears on a quarterly basis.
Principal Payments	A quarterly principal repayment schedule will be attached to the Note Purchase or Credit Agreement.
Other Payment Provisions

All payments of principal, interest, fees and other amounts with respect to the Financing will be paid in US Dollars. Each payment will be made for value on the day such payment is due. Interest will accrue on all amounts not paid from the due date until paid.

Conditions Precedent to Closing and First Advance

The conditions precedent to the Closing and the availability of the first advance shall include, without limitation

  Each of the Project Documents (it being understood that the LLC Agreement will be a Project Document for all purposes hereunder) will have been executed and delivered by the parties thereto, will be in full force and effect and will be free from defaults thereunder.
  ***The parties shall negotiate regarding the exercise of other options and the applicability of other requirements thereunder including (i) expansion of liability coverage to $37,500 maximum annual for the first two years each; (ii) stipulation of maximum repair time under a unit swap without replacement; (iii) response time obligations and escalation procedures; (iv) the schedule of fixed off-peak labor costs; and (v) turbine overhaul provisions.
  Merrill Lynch shall have received final financing documentation, including consents to assignment for all material Project Documents (including the Power Purchase Agreement with *** (or alternative power sales arrangements satisfactory to Merrill Lynch), EPC Agreement, Engineering and Construction Management Agreement with Cummins & Barnard, Drilling Agreement with Layne Christensen, United Technologies agreements, O&M Agreement with Raser and other material operations and construction subcontracts), all of which shall be in full force and effect and be satisfactory in form and in substance to Merrill Lynch in its sole discretion.
  The Company shall have received all applicable government approvals necessary for construction, ownership and operation of the Project, including but not limited to, environmental permits, site leases, licenses, California Public Utilities Commission approval of the Power Purchase Agreement and market-based rate authority (MBRA), if required, to the extent that the Project will make sales of excess power or ancillary services to a party other than ***, or an alternative sale arrangement or test sale provision that is satisfactory in form and in substance to Merrill Lynch in its sole discretion.
  The Company shall have delivered geothermal resource analysis issued by the Geothermal Engineer and satisfactory to Merrill Lynch in its sole discretion and shall have provided Merrill Lynch with documentation of costs associated with such wells.
  The Company shall have delivered a title opinion or title insurance, in form and substance satisfactory to Merrill Lynch in its sole discretion.
  Merrill Lynch shall be satisfied in its sole discretion with the regulatory and price risk concerning FT transmission agreements with ***.
  Merrill Lynch shall have completed due diligence, including corporate, legal, accounting, tax, environmental, engineering, insurance and technical due diligence with results satisfactory to Merrill Lynch in its sole discretion.
  The Company shall have completed an environmental review or assessment of the site in a form and with results satisfactory to Merrill Lynch in its sole discretion.
  The absence of material litigation, arbitration or union issues related to the Project or the Financing, or any documentation executed in connection therewith.
  Merrill Lynch shall have engaged (at its own cost and expense and not subject to reimbursement pursuant to Paragraph 5 of the Commitment Letter) a financial modeling consultant, reasonably acceptable to Merrill Lynch and Raser, to work jointly with Merrill Lynch and Raser and to analyze and advise regarding the financial and tax modeling relating to the Project, and Merrill Lynch shall be satisfied in its sole discretion with the final financial and tax model upon which the economics reflected in the Project Documents are based; provided, however, that if, in the reasonable opinion (reached before the closing of the Project) of either Merrill Lynch or Raser, the resulting economics as reflected in the Project Documents are materially adverse to such party or its affiliates relative to the economics contemplated by the financial and tax modeling delivered by Merrill Lynch to Raser on January 16, 2008, then such party may terminate the Commitment Letter;
  The Company shall have delivered to Merrill Lynch unaudited financial statements or opening balances for the most recent year ended and the most recent quarter ended or opening balances as appropriate.
  Receipt by Merrill Lynch of the final reports of the Independent Engineer in form and with results satisfactory to Merrill Lynch in its sole discretion.
  Merrill Lynch will be satisfied with the form and substance of the Company's insurance program and appropriate endorsements thereon for the Financing.
  Merrill Lynch shall have received (i) customary legal opinions from counsel to the Company regarding the Project (including authorization, enforceability, perfection, permitting and capitalization matters), (ii) a tax opinion from Merrill Lynch's counsel regarding such aspects of the tax equity structure as requested by Merrill Lynch, and (iii) customary certificates (including officers' certificates, good standing certificates, lien searches and insurance certificates), resolutions and other customary closing documentation, all of which opinions and other documentation under sub-clauses (i) through (iii) shall be in form and substance satisfactory to Merrill Lynch in its sole discretion.
  Merrill Lynch shall have obtained final internal approvals (including credit and tax approval).
  The Company shall pay out of proceeds all fees payable to Merrill Lynch and reimbursed Merrill Lynch for all of its expenses (including attorneys' fees but excluding third party financial modeling consultant) associated with the Financing.
  The Company shall have delivered to Merrill Lynch a construction funding schedule and a construction schedule satisfactory to Merrill Lynch in its sole discretion.
  The Company shall have obtained the letter of credit described under "Letter of Credit Financing" below.
  The Class A Units in the Tax Equity Transaction shall have been acquired by a third party other than Merrill Lynch who is reasonably acceptable to Merrill Lynch, unless waived by Merrill Lynch in its sole discretion.

Conditions to Subsequent Advances

The availability of the subsequent advances shall be subject to the satisfaction of the conditions precedent which shall include, without limitation:

  Merrill Lynch shall have received certification executed by the Independent Engineer and a responsible officer of the Company, that the Project has met the applicable milestone.
  Merrill Lynch shall have received certification executed by the Independent Engineer and a responsible officer of the Company, certifying that to their knowledge, COD will occur before the Guaranteed COD and that they do not expect the Project to exceed the construction budget (other than to the extent any cost overruns are paid by the EPC Contractor or equipment vendor and other than in respect of agreed change orders). If the Company expects to require construction funding in excess of the construction budget by an amount to be determined and agreed, the Agent shall be satisfied with the budget, in its sole discretion, before making any subsequent advances.
  All applicable government approvals necessary for construction, ownership and operation of the Project, environmental permits, site leases, and licenses shall be in full force and effect.
  The absence of material litigation, arbitration or union issues related to the Project or the Financing, or any documentation executed in connection therewith.

Conditions to All Advances

The availability of each advance shall be subject to satisfaction of the conditions precedent which shall include, without limitation the following:

  Merrill Lynch shall have received certificates of the appropriate governmental agencies with respect to the existence, qualification and good standing of the Company.
  The representations and warranties of the Company set forth in the Financing Documents shall be true and correct in all material respects on and as of each Closing Date.
  On the Closing Date (a) Merrill Lynch's receipt of the notes evidencing the Senior Secured Financing at the Closing shall (i) be permitted by the laws and regulations of each jurisdiction to which Merrill Lynch is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) in effect on the date hereof and (iii) not subject Merrill Lynch to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof, and (b) no litigation by or against Raser or the Company shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the purchase or repayment of any Senior Secured Financing or the consummation of the transactions contemplated by any Financing Document.
  The Company shall have received all required government approvals by or prior to the Closing Date, if any.
  The Company shall submit advance requests to the Agent prior to the desired funding date. See Account Waterfall Provisions attached hereto.
  At the time of and immediately after giving effect to the funding of the advance, no default (see "Event of Default" section below) shall have occurred and be continuing.
  At the time of and immediately after giving effect to the funding of the advance, no event, development or circumstance shall have occurred or shall then exist that has resulted in, or could reasonably be expected to have, a material adverse effect on the assets, business, condition (financial or otherwise), operations, performance or prospects of Raser, the Company or the Project.
  All corporate and other proceedings in connection with the transactions contemplated by the Financing Documents and all documents and instruments incident to all such transactions shall be satisfactory to Merrill Lynch and Merrill Lynch's legal counsel.

Conditions Precedent to Drawing	See paragraph below entitled "Account Waterfall Provisions".
Priority	The Senior Secured Financing and the Letter of Credit Financing will be senior obligations, and will rank senior to all of the Company's existing and future indebtedness.
Secured Collateral

The Senior Secured Financing and Letter of Credit Financing will be secured by a first priority lien on all of the Company's present and after acquired tangible and intangible assets, including, without limitation:

  All inventory, accounts, equipment, chattel paper, patents, trademarks, copyrights and other intellectual property rights, contractual rights, licenses, documents, and insurances;
  All contracts, leases and subleases;
  All real property rights of the Company (leasehold mortgages will be required); and
  All project revenues, monies, securities and proceeds of any of the other collateral.

Raser's interest in all major construction and operations subcontracts must be assigned as security for the Financing.

In addition, Raser's equity interest in the Company will be pledged as security for the Financing.

Covenants

Customary affirmative and negative covenants of the Company, including, without limitation, and subject to thresholds (where appropriate) to be negotiated (i) restrictions on debt incurrence and liens; (ii) restrictions on additional material agreements and amendments and waivers to material agreements; (iii) restrictions on asset sales and transfers; (iv) restrictions on transactions with affiliates (except as contemplated herein); (v) restrictions on mergers and consolidations; (vi) minimum insurance requirements, use of insurance and condemnation proceeds; (vii) maintenance of properties; (vii) compliance with applicable laws; (ix) compliance with obligations under material Project Documents; (x) maintenance of the status of each project as a qualifying facility (within the meaning of the Public Utility Regulatory Policies Act of 1978); (xi) payment of taxes and maintenance of books and records; (xii) approvals over, and performance required in accordance with, the construction and annual O&M budget (as applicable); (xiii) minimum debt service coverage; (xv) minimum project availability; (xvi) COD of the Project having occurred before the Guaranteed COD; (xvii) timely delivery of financial statements; and (xvii) restricted payments.

Representations and Warranties	Customary representations and warranties for transactions of this type.
Events of Default

Customary events of default for transactions of this type, including, without limitation, defaults for non-payment, non-performance, covenant breaches, misrepresentations, judgments, bankruptcy and insolvency, revocation/termination/withdrawal of any governmental approvals required for the operations of the Project, any Financing Document or lien granted ceases to be in full force and effect, cross-default to material agreements, a loss of QF status; uninsured losses, judgments, cross-defaults to other material indebtedness (including drawings under the *** Letter of Credit) and other material contracts or ERISA events, in each case exceeding thresholds to be negotiated; cessation of construction for a period to be negotiated; customary step-in rights and other agreements are to be negotiated.

Assignment	Lenders under the Financing will have a broad ability to assign the commitments, loans and exposure.
Required Lenders/ Lender Approval	"Required Lenders" shall be lenders holding 66 2/3% of the principal amount of the Financing commitment.
Letter of Credit Financing

A separate letter of credit facility shall be established whereby Merrill Lynch shall issue or cause to be issued (such issuing party, the "Issuing Lender") on COD an irrevocable standby letter of credit (the "Letter of Credit") in the maximum amount of $5.4 million in favor of *** to support the Company's obligations under the Power Purchase Agreement, including with respect to drawing conditions and expiration date.

The Company shall pay a fee on the Letter of Credit at a per annum rate of three hundred (300) basis points for the first year or while any default is continuing or while any Ordinary Cash Trap Period is in effect, and two hundred (200) basis points each year thereafter (and so long as no default is continuing and no Ordinary Cash Trap Period is in effect) on the face amount of the Letter of Credit. Such fee shall be shared ratably among the L/C Lenders and shall be payable quarterly in arrears.  A fronting fee on the face amount of the Letter of Credit in an amount to be determined shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, reasonable customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Subject to the remainder of this section, the Issuing Lender and the other Lenders under the Letter of Credit Financing (collectively, the "L/C Lenders") will be treated as holders of debt that is pari passu with the debt under the Senior Secured Financing and the Letter of Credit Financing will be cross-collateralized on a pari passu basis with the Senior Secured Financing. The Letter of Credit Financing will be on terms and conditions customary for transactions of this type; provided, however that:

  Drawings under the Letter of Credit shall constitute an Event of Default under the Senior Secured Financing. Upon a drawing, the L/C Lenders shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis in accordance with their respective commitments thereunder. Events of Default under the Senior Secured Financing shall constitute an Event of Default under the Letter of Credit Financing, which triggers the Project's obligation to cash collateralize the Letter of Credit. A mandatory prepayment event that requires full repayment of the Senior Secured Financing also shall trigger the obligation of the Project to cash collateralize the Letter of Credit. Upon the earlier of the expiry date of the Letter of Credit or return of the Letter of Credit to the Issuing Lender, any amounts remaining in the cash collateral account shall be applied to any outstanding obligations under the Senior Secured Financing.
  Drawings under the Letter of Credit shall bear interest at a to-be-determined rate of interest.

ACCOUNT WATERFALL PROVISIONS
Account Waterfall Provisions

The Senior Secured Financing will have an account waterfall structure that is consistent with transactions of this nature. Such waterfall will include construction, loss proceeds, revenue, O&M, maintenance reserve, debt service, debt service reserve, and suspension accounts (but there will not be a construction reserve account). Construction costs will be reimbursed through monthly requisitions submitted by the Company to the Agent, which requisitions: (1) shall be consistent with the construction budget and schedule; (2) shall be approved by the Independent Engineer; and (3) shall contain supporting detail and documentation and evidence of mechanics' lien releases. The parties will discuss allowing disbursements in respect of construction costs more frequently than monthly and up front payment of certain scheduled external costs. Up to $6 million of the commitment under the Senior Secured Financing will be available to pay the costs of change orders under the EPC Contract, to the extent approved by the Independent Engineer and the Required Lenders ("Approved Change Order Costs").

After COD has been appropriately certified by the Independent Engineer, the Senior Secured Lenders will fund the debt service and maintenance reserve accounts in an amount equal to the Reserve Target, less the Approved Change Order Costs. Until such time as the aggregate balance on deposit in the debt service reserve and maintenance reserve accounts (the "Aggregate Balance") equals the Reserve Target, there shall be a "COD Cash Trap Period" in effect. During the COD Cash Trap Period (and so long as no event of default or Ordinary Cash Trap Period (as defined below) is in effect), the percentage of Project revenues remaining after payment of O&M costs and debt service shall be funded into the debt service reserve and maintenance reserve accounts as follows: (1) twenty percent (20%) while the Aggregate Balance is greater than 80% of the then-applicable Reserve Target but less than 100% of the then-applicable Reserve Target; (2) sixty percent (60%) while the Aggregate Balance is greater than 60% of the then-applicable Reserve Target but less than or equal to 80% of the then-applicable Reserve Target; and (3) one-hundred percent (100%) while the Aggregate Balance is less than or equal to 60% of the then-applicable Reserve Target.

For purposes hereof, the "Reserve Target" initially means $6 million but shall be reduced in accordance with the following schedule only if the reserve reduction conditions described in the immediately following paragraph are met: (i) upon the completion of two full quarters after COD, the Reserve Target shall be reduced to $5 million, (ii) upon the completion of each quarter beginning with the third quarter after COD, the Reserve Target shall be reduced on a ratable basis such that the Reserve Target will equal $3.5 million as of the end of the sixth quarter, (iii) upon the completion of each quarter beginning with the seventh quarter after COD, the Reserve Target shall be reduced on a ratable basis such that the Reserve Target will equal $2.5 million as of the end of the tenth quarter after COD, (iv) upon completion of each quarter beginning with the forty-fourth quarter after COD, the Reserve Target shall be reduced on a ratable basis such that the Reserve Target will equal zero as of the end of the fifty-second quarter after COD; and (v) during and after the fifty-third quarter after COD, the Reserve Target shall be zero (it being understood that if an Ordinary Cash Trap Period is then in effect, the Reserve Target shall equal the sum of the Reserve Target, as defined herein, and the amount of cash available to be trapped).

The Reserve Target shall be reduced as described in the above paragraph upon satisfaction of specific conditions, which shall include: (I) the absence of any Ordinary Cash Trap Period, (II) COD having occurred before the Guaranteed COD, (III) the absence of any defaults, payment of all Project O&M costs and funding of all reserve accounts, and (IV) Final Completion having occurred.

If certain historic and projected debt service coverage ratio levels (each measured quarterly on a rolling twelve month basis) and historical project capacity factor (i.e., availability) (measured quarterly on a rolling three and twelve month basis) levels are not met, the waterfall will limit distributions and require cash to be trapped until the debt service coverage ratios and availability factors have been restored to specified levels for a period of time to be determined (such period of time to be determined, an "Ordinary Cash Trap Period"). The definitive documentation shall specify how cash trapped during an Ordinary Cash Trap Period shall be applied and when and whether make-whole or other amounts will be required for prepayments from trapped cash.

Unused loss proceeds (other than business interruption insurance) will be required to be applied to pay down the Senior Secured Financing. The waterfall also will give the Agent and Required Lenders control over all accounts during any defaults.

Distributions will be allowed only on a quarterly basis, commencing no earlier than one full quarter of performance after COD has been completed and only if specific conditions are met, including no defaults, payment of all Project O&M costs and funding of all reserve accounts and payment of all cash trap amounts to be required to be made during COD Cash Trap Periods or Ordinary Cash Trap Periods (including the making of any required prepayments of the Senior Secured Financing in respect thereof). License and other fees payable to Raser under Project contracts (other than Raser's O&M fee which will be paid on the same level as external O&M costs) must be paid after funding of all external O&M costs, payment of debt service and funding of all reserve accounts, and as per the Account Waterfall Provisions.

The project development security amount of $190,000 to be paid by Raser to the utility off-taker, shall be re-paid directly to Raser upon said security amount's return from the utility off-taker; provided that there are no Events of Default, no Ordinary Cash Trap Period exists and the Project shall have achieved Final Completion.

Debt Service Coverage Ratios

Target debt service coverage ratio is to be determined by the parties consistent with the pro forma cash flow projections delivered to Merrill Lynch at closing.

Minimum Debt Service Coverage Ratio is to be determined by the parties consistent with the pro forma cash flow projections delivered to Merrill Lynch at closing.

TAX EQUITY STRUCTURE OF THE COMPANY POST-CLOSING
Equity Structure

The Limited Liability Company Agreement of the Company will be amended and restated (the "LLC Agreement") to provide for two classes of membership interests:

  Class A Membership Interests (the "Class A Units"); and
  Class B Membership Interests (the "Class B Units").

Currently, the sole member of the Company is WRP. The Company proposes to raise capital by the admission of Merrill Lynch as a member of the Company in exchange for Merrill Lynch's provision of the Senior Secured Financing and an equity contribution. Upon admission, Merrill Lynch will become the Class A Member (the "Class A Member") and WRP will become the sole Class B Member (the "Class B Member"). Collectively, the Class B Member and the Class A Members are referred to herein as "Members", and individually as "Member".

Management

The Members will appoint the Class B Member as the managing member of the Company (the "Managing Member"). The Managing Member will be solely responsible for the management of the Project and the Company subject to certain approval right of the Class A Members as described below, including the operation and maintenance of the Project. The Managing Member will appoint officers of the Company. The Managing Member will be paid a management fee of $200,000 per quarter as modeled over the term of the Project.

Cash Distributions

The amount of cash available for distribution to the Members, in accordance with the Account Waterfall Provisions, will be distributed quarterly 95% to the Class B Member and 5% to the Class A Member. The Class A and Class B Members agree to make all reasonable efforts to maximize the tax benefits of the Project.

Allocations

Profits, losses, deductions and tax credits will be allocated to the Members quarterly as follows:

  First, until the date that is 10 years after the placed-in-service date of the Project (the "Flip Date"), 95% to the Class A Members and 5% to the Class B Members; and
  On and after the Flip Date, 5% to the Class A Members and 95% to the Class B Members.

Purchase Option	Following the Flip Date, the Class B Members or the Company will have the option to purchase the post-flip Class A interest for its fair market value determined at such time.
Capital Accounts

A separate capital account will be maintained for each Member. Each Member's capital account will be maintained in accordance with the rules provided under section 704(b) of the Code and the regulations provided thereunder.

Capital Contributions

In addition to the provision of the Senior Secured Financing and a capital contribution of $157,641, the Class A Member will make capital contributions to the Company on a quarterly basis in the sum of the following amounts:

1. $0.95 per dollar of tax credits allocated to the Class A Member ("Tax Credit Contribution"); plus

2. $0.95 per dollar of Tax Benefits, other than tax credits, allocated to the Class A Member ("Tax Benefit Contribution").

"Tax Benefits" will mean the product of each dollar of deduction for depreciation, depletion, intangible drilling costs and certain other specific items deductible for federal income tax purposes as to be specified in a schedule within or attached to the final model (including without limitation the License and Service Fees and Land Rights Fees described herein), reduced by allocable items of income, times an assumed effective tax rate of 35%. Tax benefits will include any step-up in basis of depreciable assets received by the Class A Member pursuant to Section 754 of the Code or any other provision of the Code. Any Tax Benefits associated with depreciation deductions will be the net present value of the depreciation deductions to the Class A Member taking into account any Recapture as determined at closing in the final model.

The Class A Member's obligation to make capital contributions will be structured to meet the safe harbor requirements in accordance with Rev. Proc. 2007-65.

Tax Matters

The Company will report all items of income, deduction and credit earned. The Company will use a calendar tax year and the accrual method of accounting.

The Class B Member will be the "tax matters partner" for purposes of dealing with the tax authorities and will be responsible for preparing all tax returns and other filings for the Company. The Class A Member shall approve any tax returns filed by the Company for any tax year prior to the Flip Date. The tax matters partner will keep the other Members promptly informed about any communications with the tax authorities in connection with any Company-level audit, provided, however, the Class A Member will control any audit by any taxing authority relating to any tax year prior to the Flip Date. In connection therewith, the Class A Member will consult with the Class B Member about strategy and give them the opportunity to attend any meetings with the tax authorities in such audits, but will ultimately control the selection of counsel to assist in the audits and the approach taken with the tax authorities. Counsel fees will be reimbursed by the Company. Unless the Class A Member has received the written consent of the Class B Member, not to be unreasonably withheld, the Class A Member will not file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction or credit for any taxable year.

Restrictions on Transfers

No Class A Member may sell, transfer, assign, pledge or otherwise dispose of, directly or indirectly (including through a change of control or merger of the member), any membership interests except pursuant to the right of first refusal of the Class B Member, as described in the LLC Agreement.

Class A Member's Approval Rights

The Managing Member will run the day-to-day business. The prior written approval of the Class A Members will be obtained for the following actions:

(a) determination of the annual budget for the Project each year and reserves included in such budget for maintenance items and extraordinary expenditures, and approval for the Company to expend amounts for matters not included in an approved budget, if and as they arise.

(b) Any tax election, provided that the Class B Member will make the elections under sections 195(b) and 709(b) of the Code to fully amortize as quickly as possible.

(c) Any start-up expenditures and organizational costs, provided that the Class B Member will make the elections under section 754 of the Code and such other elections are consistent with the tax assumptions.

(d) The engagement of the Company in any business or activity other than the Project.

(e) The sale, lease, transfer, assignment or distribution of all or substantially all of the assets of the Project (except cash distributions expressly permitted by the LLC Agreement).

(f) Incurrence of indebtedness for borrowed money in excess of $2,500,000 for the Company.

(g) Issuance or redemptions by the Company of any membership interests or other equity interest of any kind (except as expressly permitted by the terms of the LLC Agreement in connection with the failure by any Member to meet a capital call).

(h) Approval of transactions (other than transactions contemplated by any of the Financing Documents) between the Company and any Member thereof or any affiliates thereof.

(i) Settling claims, litigation or arbitration if, as a result, the Company would be obligated to pay more than $100,000.

(j) Providing consents, approvals or waivers that allow spending more than $50,000 in any fiscal year under an O&M agreement for any expenses associated with the Project that are not in an approved budget.

(k) Entering into any contract that would require payments by the Company of more than $150,000 in any fiscal year for any expenses associated with the Project that are not in an approved budget.

(l) Guaranteeing in the name or on behalf of the Company the payment of money or the performance of any contract or other obligation of any person in excess of $250,000.

(m) Amendment or termination of the certificate of formation of the Company or any Project or Financing Document if the amendment or termination would have a material adverse effect on the Class A Member.

Financial Reports

No later than 60 days after the end of each quarter, the Managing Member will deliver to each Member unaudited financial statements of the Company for such quarter and a summary of the kilowatt hours produced and sold by the Company to unrelated persons and any other person during such quarter.

No later than 120 days after the end of each calendar year, the Managing Member will deliver to each Member financial statements of the Company for such calendar year, audited by a nationally or regionally-recognized independent accounting firm, and a summary of the kilowatt hours produced and sold by the Company to unrelated persons and any other person during each quarter of such year.

Liquidation

The Company will liquidate upon (a) the disposition of all or substantially all of the assets of the Company, (b) the unanimous agreement of the Members, (c) any other mandatory liquidation event required by the Delaware Limited Liability Company Act. Final liquidation proceeds will be distributed in accordance with the Member's respective positive capital accounts after taking into account all capital account adjustments for all periods. No Member will have any obligations to restore a negative capital account balance. The capital accounts will be adjusted before any liquidating distribution to reflect the allocation of gain or loss inherent in the assets.

Further Cooperation

Each Member will be required to promptly execute all certificates and other instruments as will be necessary to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited liability company under the laws of the State of Delaware.

Member Execution and Indemnification

Each Member, the Managing Member and its affiliates will be exculpated from liability for and defended, indemnified and held harmless by the Company from all losses and claims arising out of the performance by such Member or Managing Member of its obligations under the LLC Agreement so long as such Member or Managing Member acted in good faith and in a manner reasonably believed by it to be in the best interest of or not opposed to the interest of the Company, and the Member's or Managing Member's actions did not constitute gross negligence, willful misconduct or fraud.

Confidentiality	The Company and the Members agree to a mutually acceptable confidentiality agreement and mutually acceptable tax registration and filings.
Parent Guaranty and Security Interest for Class A Payment Obligations	The parties will establish a mutually acceptable creditworthiness requirement applicable to the Class A Member.
MISCELLANEOUS
Governing Law

The Financing and Project Documents will be governed by New York law, except that the LLC Agreement will be governed by Delaware law, the Geothermal Lease and Geothermal Sublease will be governed by Nevada law, the Power Purchase Agreement will be governed by California or other applicable law.

Agent Fees	The Company will be required to pay all fees and expenses in respect of the services of all Agents under the Financing.

Annex 3

Form of Warrant Agreement

(Attached)

Annex 4

Class II Excluded Financings

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Annex 5

Structuring Fee Schedule

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